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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

UNION PACIFIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

Union Pacific Corporation

1400 Douglas Street, 19th Floor

Omaha, NE 68179

To Shareholders:	April , 2014

The 2014 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation (the Company) will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 11:00 A.M., Mountain Daylight Time, on Thursday, May 15, 2014, for the following purposes:

(1)	To elect the eleven directors named in the Proxy Statement, each to serve for a term of one year and until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2014;

(3)	To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers;

(4)	To amend the Revised Articles of Incorporation to increase the authorized number of shares of common stock from 800,000,000 to 1,400,000,000;

(5)	To consider and vote upon one shareholder proposal if properly presented at the Annual Meeting; and

(6)	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 24, 2014, are entitled to notice of, and to vote at, the Annual Meeting.

Your vote is very important. New York Stock Exchange rules now provide that if your shares are held by a broker, your broker will NOT be able to vote your shares on most matters presented at the Annual Meeting, including the election of directors, unless you provide voting instructions to your broker. We strongly encourage you to submit your proxy card to your broker or utilize your broker’s telephone or internet voting services (if available) and exercise your right to vote as a shareholder.

Diane K. Duren

Executive Vice President and

Corporate Secretary

UNION PACIFIC CORPORATION

2014 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

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PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Meeting Information and Mailing of Proxy Materials

• Date and Time:	May 15, 2014, at 11:00 A.M., Mountain Daylight Time
• Location:	Little America Hotel, 500 S. Main Street, Salt Lake City, Utah
• Record Date:	March 24, 2014
• Mailing Date:	On or about April [ ], 2014, we are initially mailing this Proxy Statement and the accompanying proxy card to shareholders.

Voting Matters and Board Recommendations

Matter	Our Board’s Recommendations

Election of Eleven (11) Director Nominees (page )	FOR Each Director Nominee

Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2014 (page )	FOR

Advisory Vote to Approve Executive Compensation (page )	FOR

Amendment to the Revised Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock from 800 Million to 1.4 Billion Shares (page )	FOR

Shareholder Proposal Regarding Executives to Retain Significant Stock (page )	AGAINST

Governance Highlights

Sadly, our Chairman and former Chief Executive Officer (CEO), Jim Young, passed away on February 15, 2014, after a two-year battle with pancreatic cancer. Effective March 20, 2014, Mr. Koraleski, was appointed as Chairman of the Board.

Governance Highlights include:

•	All independent directors, other than our CEO (10 out of 11 directors)
•	Annual election of all directors with majority voting standard
•	Board membership marked by leadership, experience and diversity
•	Independent lead director
•	Executive sessions of independent directors at each Board meeting
•	Board oversight of risk management
•	Four active Board committees comprised solely of independent directors
•	Stringent director and executive stock ownership guidelines

UNION PACIFIC CORPORATION

1400 Douglas Street, 19th Floor

Omaha, NE 68179

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on May 15, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 15, 2014

This Proxy Statement and our 2013 Annual Report on Form 10-K are available at www.up.com under the “Investors” caption link by selecting “Annual Reports/Form 10-Ks and Proxy Statements”

www.up.com/investors/annuals/index/shtml.

Information About the Annual Meeting, Voting and Proxies

Date, Time and Place of Meeting

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 15, 2014, at 11:00 A.M., Mountain Daylight Time at Little America Hotel, 500 S. Main Street, Salt Lake City, Utah. We are initially mailing this Proxy Statement and the accompanying proxy card to shareholders of the Company on April     , 2014.

Record Date, Outstanding Shares and Quorum

Only holders of record of the Company’s common stock at the close of business on March 24, 2014 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had                     shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present and entitled to vote on any matter at the Annual Meeting, either in person or by proxy, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present for the purpose of determining whether there is a quorum.

Voting Rights and Voting of Proxies

Holders of our common stock are entitled to one vote for each full share held as of the Record Date.

Under Proposal Number 1, directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, a nominee who does not receive more “for” votes than “against” votes will be elected to a shortened term expiring on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Approval of Proposal Number 2 (ratification of the appointment of the independent registered public accounting firm), Proposal Number 3 (advisory vote to approve executive compensation), and Proposal Number 4 (increase in authorized common stock) and Proposal Number 5 (shareholder proposal regarding executive stock ownership) requires the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy).

If your shares are held in street name (that is, through a broker, bank, nominee or other holder of record) and you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote on the ratification of the independent registered accounting firm in Proposal 2. If you do not provide voting instructions, your broker will not have discretion to vote your shares on Proposal Numbers 1, 3, 4 and 5, resulting in what is referred to as broker non-votes on those matters.

Although the advisory vote on Proposal Number 3 is non-binding, the Board will review the results of the vote and, consistent with the Company’s strong record of shareholder engagement, will take it into account in making determinations concerning executive compensation.

In accordance with Utah law, abstentions and broker non-votes are not treated as votes cast and, therefore, are not counted in determining which directors are elected under Proposal 1 and which matters are approved under Proposal Numbers 2, 3, 4 and 5.

Solicitation and Voting of Proxies

The proxy included with this Proxy Statement is solicited by the Board for use at the Annual Meeting. You can submit your proxy card by mailing it in the envelope provided. You may also use the toll free telephone number or access the Internet address listed on the proxy card to submit your proxy. The proxy card includes specific directions for using the telephone and Internet voting systems. If your proxy is properly received and not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted “for” the election of each of the director nominees listed in Proposal Number 1 below, “for” Proposal Numbers 2, 3 and 4, and “against” Proposal Number 5. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Confidential Voting Policy

The Board maintains a confidential voting policy pursuant to which the Company’s stock transfer agent, Computershare Investor Services, receives shareholder proxies or voting instructions, and officers of Computershare, serving as independent inspectors of election, certify the vote. Proxies and ballots, as well as telephone and Internet voting instructions, will be kept confidential from management (except in certain cases where it may be necessary to meet legal requirements, including a contested proxy solicitation or where a shareholder writes comments on the proxy card). Reports concerning the vote may be made available to the Company, provided such reports do not reveal the vote of any particular shareholder.

Revocation of Proxies

After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. You can revoke your proxy in three ways: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy; or (iii) attend the Annual Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Annual Meeting. Please note that if your shares are held in street name (that is, a broker, bank or other nominee holds your shares on your behalf) and you wish to revoke a previously granted proxy, you must contact that entity. If a broker, bank or other nominee holds your shares on your behalf and you wish to vote at the Annual Meeting, you must obtain what is referred to as a “legal proxy” covering the shares you beneficially own from that entity prior to the Annual Meeting.

Expenses of Solicitation

The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Shareholders and Proxy Statement, the enclosed proxy card and the Company’s 2013 Annual Report on Form 10-K. In addition to using mail, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the street name holders of shares held of record by such individuals, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, the Company engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to solicit proxies on its behalf. The anticipated fees of Morrow & Co., LLC are $17,500, plus certain other customary fees and expenses.

Attending the Annual Meeting

Only shareholders as of the record date are entitled to attend the Annual Meeting. The Company reserves the right to require proof of stock ownership as of the record date and a government-issued photo identification of any person wishing to attend the Annual Meeting. You may obtain directions to the Annual Meeting by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. Please note that the use of cameras (including via cell phones with photographic capabilities), recording devices and other electronic devices is strictly prohibited at the meeting.

Information Regarding the Company

References to the Company’s website included in this Proxy Statement and in the Company’s Annual Report on Form 10-K are provided as a convenience and do not constitute, and should not be deemed, an incorporation by reference of the information contained in, or available through, the website.

Board Corporate Governance Matters

Board of Directors Meetings and Committees

In accordance with applicable provisions of Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of the Board. The Board has established standing Committees and adopted guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2013, the Board met six times. None of the directors attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served during the period of service. The average attendance of all directors at Board and Committee meetings was 99%. The Corporate Governance Guidelines and Policies included in this Proxy Statement beginning on page             require that all directors attend the Annual Meeting. In accordance with this policy, all current directors attended last year’s Annual Meeting, except two directors who had other board commitments.

The Board currently maintains four standing committees—the Audit Committee, Finance Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee. Each of the committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain copies by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. All Board Committees are composed entirely of independent directors, satisfying both the independence standards of the New York Stock Exchange (NYSE) and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies. Audit Committee members and Compensation and Benefits Committee members also satisfy the additional independence criteria applicable to Audit Committee and Compensation and Benefits Committee members under the listing standards of the NYSE.

Audit Committee. The members of the Audit Committee are Mr. Card, General Krulak, Mr. McCarthy, Mr. McConnell and Mr. Villarreal. Mr. McConnell serves as chairperson of the Committee. The Committee met nine times in 2013, including four meetings dedicated to the review of the Company’s quarterly earnings and financial statements.

The Board has determined that all members of the Committee are independent directors and satisfy the additional independence criteria under NYSE listing standards applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate and that at least one member has accounting or related financial management expertise. Additionally, the Board determined that Mr. McCarthy and Mr. McConnell each qualify as “audit committee financial experts” within the meaning of the rules and regulations of the Securities and Exchange Commission (SEC).

The Audit Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief compliance officer and the general counsel to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements and activities. The independent registered public accounting firm, the internal auditors, the chief compliance officer and the general counsel have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters. Furthermore, the Committee meets to review and discuss the Company’s earnings releases, audited annual financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Committee appoints the independent registered public accounting firm of the Company; reviews the scope of audits as well as the annual audit plan; evaluates the independent registered public accounting firm through assessments of quality control procedures; peer reviews, and results of inquiries or investigations; and establishes hiring policies with respect to employees and former employees of the independent registered public accounting firm. The Committee reviews the adequacy of disclosures to be included in the Annual Report on Form 10-K regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements. The Committee periodically receives from, and discusses with, management reports on the Company’s programs for assessing and managing risk. As part of this process, the Committee reviews with management the status of pending environmental and litigation matters, as well as regulatory, tax and safety matters. In addition, the Committee reviews the Company’s compliance program and risk assessments, including the annual enterprise risk management plan described in more detail below in the section titled Risk Oversight of the Company. The Committee also oversees the administration of the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the Statement of Policy on Ethics and Business Conduct for employees, as well as policies concerning derivatives, environmental management, use of corporate aircraft, insider trading and officers’ travel and business expenses.

The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in conjunction with the first Board meeting of each year, the audit services are deemed to be pre-approved. With respect to non-audit services provided by the independent registered public accounting firm, the Audit Committee adopted and observes procedures that require the independent registered public accounting firm to present a budget for the three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget is detailed as to the particular services to be provided so that the Committee knows what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services. If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the Committee Chair must review and approve any projects involving non-audit services that exceed budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that exceed budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Finance Committee. The members of the Finance Committee are Mr. Card, Mr. Dunham, Mrs. Hope, General Krulak, Mr. McCarthy and Mr. McConnell. Mr. McCarthy serves as chairperson of the Committee. The Committee met four times in 2013.

The Committee is responsible for assisting the Board with its review and oversight of the financial position of the Company. The Committee meets regularly with management and reviews the Company’s capital structure, balance sheet, credit ratings, short- and long-term financing plans and programs, dividend policy and actions, investor relations activities, access to sources of liquidity, insurance programs, market conditions and other related matters. The Committee also reviews the performance of the Company’s internal investment committee that oversees the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. A subcommittee may not have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole.

Compensation and Benefits Committee. The members of the Compensation and Benefits Committee are Mr. Davis, Mr. Donohue, Mr. McLarty, Mr. Rogel and Mr. Villarreal. Mr. Davis serves as chairperson of the Committee. The Committee met six times in 2013, including a meeting to review and assess the Company’s overall compensation strategy and programs.

The Board has determined that all members of the Committee are independent directors and satisfy the additional independence criteria under NYSE listing standards applicable to compensation committee members.

The Committee is directly responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance and, together with the other independent directors, determining and approving the CEO’s compensation level based on such evaluation. The Committee also reviews and refers to the Board for approval the compensation of the Company’s other elected executives and certain other executives as determined by the Committee or the Board. The Committee also oversees the Company’s executive incentive plans and reviews the amounts of awards and the individuals who will receive awards. The Committee refers its determinations with respect to the annual incentive program to the Board for approval. The Committee is responsible for reviewing and recommending to the

Board all material amendments to the Company’s pension, thrift and employee stock plans. The Committee also oversees the administration of the Company’s general compensation plans and employee benefit plans. In addition, the Committee periodically reviews the Company’s benefit plans to assess whether these benefit plans remain competitive with comparably situated companies. The Committee reviews and discusses the “Compensation Discussion and Analysis” (CD&A) and recommends to the Board that the CD&A be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

In early 2014, the Committee, with the assistance of the Committee’s outside compensation consultant, conducted its annual review of our employee compensation programs and confirmed that there were no changes to these programs and that they are designed and operate within a system of guidelines and controls to avoid creating any material adverse risks to the Company.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. A subcommittee may not have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole and has not delegated any of its authority with respect to compensation of the Named Executive Officers.

Under its charter, the Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. Frederic W. Cook & Co., Inc. (FWC) is an independent compensation consulting firm that reports directly to the Committee. A representative of FWC has attended all Committee meetings since its engagement in 2005. The Committee is solely responsible for the engagement and termination of this relationship. At its March 2014 meeting, the Committee reviewed the engagement of FWC as the Committee’s compensation consultant and determined that the retention of FWC did not raise any conflicts of interest.

FWC advises the Committee on its compensation philosophy and matters related to CEO and other executive compensation. The Committee annually requests that FWC update compensation and performance data on the peer companies selected by the Committee, as described in the CD&A beginning on page      of this Proxy Statement, and provide an assessment of the Committee’s performance. In addition, the Committee periodically requests that FWC make presentations on various topics, such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. The Committee Chair reviews and approves all charges for these consulting services.

Under the Committee’s engagement, FWC also confers with management on a limited basis to promote consistency and efficiency. In such matters, FWC acts in its capacity as the Committee’s advisor, and the Committee Chair reviews and approves any major projects for which management requests the assistance of FWC. Such projects involve only the amount and form of executive or director compensation and may include analysis of competitive director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to confirm that the materials conform with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for any projects requested by management. During 2013, the Company paid fees to FWC only for advising on the amount or form of executive and director compensation. The Company did not pay any fees for additional projects or services.

The role of management in recommending the forms and amounts of executive compensation is described on page      in the CD&A section of this Proxy Statement.

Corporate Governance and Nominating Committee. The members of the Corporate Governance and Nominating Committee are Mr. Davis, Mr. Donohue, Mr. Dunham, Mrs. Hope, Mr. McLarty, and Mr. Rogel. Mr. Rogel serves as chairperson of the Committee. The Committee met four times in 2013.

The Committee oversees the Company’s corporate governance, assists management with succession matters, and reviews and recommends changes to compensation of the Board. The Committee reviews the qualifications of candidates for director positions in accordance with the criteria approved by the Board and recommends candidates to the Board for election at Annual Meetings or to fill any Board vacancies that may occur during the year. The Committee also oversees the Corporate Governance Guidelines and Policies discussed below, which promote Board independence and excellence in governance. In addition, the Committee oversees the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors, reviews related party transactions, reviews current trends in corporate governance and recommends to the Board for adoption new (or modifications of existing) practices, policies or procedures. In connection with performing these duties, the Committee periodically reviews the composition and activities of the Board, including, but not limited to, committee memberships, Board self-evaluation, Board size, continuing education, retirement policy and stock ownership requirements. Additionally, the Committee oversees the election of a lead independent director, if necessary (as discussed below). Under its charter, the Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary.

The Committee reviews director compensation periodically to assess whether the compensation paid to non-management directors is competitive and reflects their duties and responsibilities as Board members. The Committee considers competitive director compensation data of comparable companies provided by FWC in reviewing the appropriateness of annual retainers and Committee fees. In accordance with the Corporate Governance Guidelines and Policies, non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies. A substantial portion of the annual retainer is paid in units equivalent to our common stock, which is payable only upon a director’s separation from service from the Board as described on page     .

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. No subcommittee can have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole. The Committee has not delegated any of its authority with respect to director compensation.

Board Leadership Structure

The Board believes it is in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face. Accordingly, pursuant to the Company’s Corporate Governance Guidelines and Policies set forth on page     of this Proxy Statement, the Board annually will elect a Chairman of the Board, who may or may not be the CEO of the Company. Additionally, the Guidelines provide that if the individual elected as Chairman of the Board is not an independent director, the independent directors also will elect a lead independent director. In March 2012, the Board appointed Mr. John J. Koraleski to serve as CEO when then-CEO, Mr. James R. Young, was diagnosed with pancreatic cancer. Mr. Young, Chairman of the Board, passed away on February 15, 2014, after a two-year battle with pancreatic cancer. Mr. Koraleski was appointed Chairman of the Board on March 20, 2014. During this time of transition, the Board believes that combining the roles of Chairman and CEO will benefit the Company by fostering clear accountability; effective decision-making; and consistent development, oversight, and implementation of corporate strategy by both the Board and management. The Board believes that this leadership structure will best allow the Board and management to focus on the oversight and implementation of the Company’s strategic initiatives and business plan.

The Board elected Mr. Rogel, the former Chairman and CEO of Weyerhaeuser Company, as the lead independent director with the following responsibilities: (i) preside at meetings of the Board at which the Chairman and CEO are not present, including executive sessions of the independent directors; (ii) approve the flow of information sent to the Board, and approve the agenda, schedule and what materials are sent for the Board meetings; (iii) serve as the liaison between the independent directors and the Chairman and CEO; and (iv) be available for consultation and communication with major shareholders as appropriate. Mr. Rogel also has the authority to call executive sessions of the independent directors. The Board conducted executive sessions at all of its meetings in 2013. The Board has adopted a number of strong corporate governance practices that provide effective, independent oversight of management, including (i) holding executive sessions of the independent directors after every Board meeting, (ii) providing that only independent directors serve on key Board committees, and (iii) conducting an annual performance evaluation of the Chairman and CEO by the independent directors. The Board believes that the current leadership structure coupled with a lead independent director provides effective oversight of management and responsiveness to shareholders, while also continuing the solid leadership of the Company and the Board necessary to effect execution of the Company’s strategic plans.

Risk Oversight of the Company

The Board of Directors is responsible for overseeing the assessment and management of the critical enterprise risks affecting the Company. The Board delegates to the Audit Committee primary responsibility for oversight of managing risks related to financial reporting, environmental matters and compliance.

Management identifies and prioritizes enterprise risks (included in the risk factors disclosed in our Annual Report on Form 10-K) and regularly presents them to the Board for its review and consideration. The senior executives responsible for implementation of appropriate mitigation strategies for each of the Company’s enterprise risks, along with the chief compliance officer, provide reports directly to the Board during the year. The Audit Committee also receives reports throughout the year from the Chief Compliance Officer and the senior executives responsible for financial reporting and environmental matters.

In addition, the Audit Committee oversees the Company’s internal audit of enterprise risks selected for review and evaluation based upon the Company’s annual risk assessment model with the purpose of evaluating the effectiveness of mitigating controls and activities of Company personnel. The Company’s internal auditors present to the Audit Committee findings regarding the mitigating controls and processes for the enterprise risks selected for review. The Audit Committee, in turn, reports those findings to the entire Board. The Company’s enterprise risk management process is dynamic and continually monitored so that the Company can timely identify and address any potential risks that arise in the ever-changing economic, political and legal environment in which the Company operates.

Corporate Governance Guidelines and Policies

The Board has adopted the guidelines and policies set forth below, and, with ongoing input from the Corporate Governance and Nominating Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. We post these guidelines and policies on our website at www.up.com/investors/governance.

Director Independence. A majority of the members of the Board are independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees are independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the NYSE definition of “independence” as well as the Director Independence Standards adopted by the Board and set forth in the section titled “Director Independence Standards.”

In addition, directors who serve on the Audit Committee and on the Compensation and Benefits Committee must meet additional independence criteria applicable to audit committee members and compensation committee members, respectively, under NYSE listing standards, as described in the section titled “Audit Committee and Compensation and Benefits Committee Independence Criteria.” Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include business and management experience, familiarity with the business, customers and suppliers of the Company, diverse talents, backgrounds and perspectives and relevant regulatory and stock exchange membership requirements for the Board and its committees.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 14 members with no more than two management directors.

Election of Directors-Majority Voting. In uncontested director elections, directors shall be elected by majority vote, pursuant to the Company’s By-Laws, and under Utah corporate law, any director who is not re-elected ceases to serve on the Board no later than 90 days after the voting results are certified.

Retirement Age for Non-management Directors. Non-management directors who are 75 years of age will not be eligible to stand for election to the Board at the next Annual Meeting of Shareholders. Non-management directors who turn 75 during their term are eligible to finish out that term. The Corporate Governance and Nominating Committee may consider a director’s nomination beyond the age of 75 if it believes that the nomination is in the best interest of the shareholders.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate continuing education programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company recommends continuing education programs and sessions to directors and pays any fees and expenses associated with attendance at continuing education programs and sessions. Directors are expected to participate in continuing education at least once every other year.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO will present the issue to the Corporate Governance and Nominating Committee for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Board Leadership. The Board annually elects a Chairman of the Board, who may or may not be the CEO of the Company. If the individual elected as Chairman of the Board is not an independent director, the independent directors also elect a lead independent director. The lead independent director serves for a period of at least one year. The lead independent director’s responsibilities include: (1) presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (2) approving the flow of information sent to the Board, and approving the agenda, schedule and what materials are sent for Board meetings; (3) serving as the liaison between the independent directors and the Chairman and CEO; and (4) being available for consultation and communication with major shareholders as appropriate. The lead independent director also has the authority to call executive sessions of the independent directors.

Board Committees. The current standing committees are the Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees. The Board periodically reviews committee service and assignments, along with the respective committee chair positions, and recommends rotation of members.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame. Additionally in some cases, due to the timing or the sensitive nature of an issue, materials may be presented only at the Board meeting.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board makes such recommendations to management regarding the strategic plan as it deems necessary.

Reporting to the Board of Directors. The Board receives reporting on at least an annual basis by (1) the Chief Compliance Officer with respect to the Company’s implementation of its compliance program; (2) the Chief Safety Officer with respect to the safety performance of the Company’s railroad operations, including applicable safety metrics and Federal Railroad Administration (FRA) regulatory developments and compliance, including the outcome of claims conferences held with the FRA; and (3) the General Counsel with respect to pending litigation involving railroad operations.

Safety of Railroad Operations. Management presents an annual strategic safety plan to the Board for its review and assessment, and the Board makes such recommendations to management regarding the strategic plan as it deems necessary.

Director Access to Management and Outside Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain outside counsel and other advisors at the expense of the Company.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Executive Sessions of Independent Directors. Regularly scheduled sessions of independent directors are held at every meeting of the Board. The lead independent director presides at these sessions and has the authority to call additional executive sessions as appropriate.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer is paid in Common Stock equivalents, which are not payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least five times the cash portion of the annual retainer, with such ownership goal to be reached within five years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal.

Evaluation of the Chairman and the CEO. The performance of the Chairman and the CEO is evaluated annually by the independent directors during an executive session led by the Chair of the Corporate Governance and Nominating Committee. The evaluation includes an assessment of individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The Compensation and Benefits Committee then meets following the executive session to determine the appropriate level of compensation to be awarded to the Chairman and the CEO and management of the Company. The lead independent director and the Chair of the Compensation and Benefits Committee then review with the Chairman and the CEO their respective performance and any recommended areas for improvement.

Succession Planning. The Board is responsible for overseeing the succession planning process for the CEO and other senior management positions. The CEO periodically reports to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO also makes available to the Board, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties. This process enables the Board to maintain its oversight of the program for effective senior management development and succession as well as emergency succession plans.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and committee evaluation process involves the distribution of a self-assessment questionnaire to all Board and committee members that invites written comments on all aspects of the Board and each committee’s process. The evaluations are then summarized and serve as the basis for a discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with considering their renomination to stand for election to the Board.

Director Attendance at Annual Shareholder Meetings. It is the policy of this Company that all directors shall attend the Annual Meeting of Shareholders.

Future Severance Agreements. The Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/governance/severance.pdf.

Confidential Voting. It is the Board’s policy that all shareholder proxies, consents, ballots and voting materials that identify the votes of specific shareholders be kept confidential from the

Company with access to proxies, consents, ballots and other shareholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Amendments. The Board may amend, waive, suspend or repeal any of these guidelines and policies at any time, with or without public notice, as it determines necessary or appropriate, in the exercise of the Board’s judgment or fiduciary duties.

Codes of Conduct and Ethics

The Board has adopted the Union Pacific Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Statement of Policy on Ethics and Business Conduct for employees (the Business Conduct Policy) and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. We post these codes of conduct on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request to the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the NYSE listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of these codes of conduct on our website.

Communications with the Board

Interested parties wishing to communicate with the Board may do so by U.S. mail c/o the Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the lead independent director, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Secretary of the Company to process these communications and forward them to the appropriate directors. We forward communications from shareholders directly to the appropriate Board member(s). If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Secretary of the Company has the authority to disregard or take appropriate action regarding any such communication.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board affirmatively determined that each of Mrs. Hope, Messrs. Card, Davis, Dillon, Donohue, Dunham, McCarthy, McConnell, McLarty, Rogel and Villarreal, and General Krulak has no material relationship with the Company or any of its consolidated subsidiaries, including Union Pacific Railroad Company (the Railroad), (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the NYSE and the Director Independence Standards adopted by the Board. Additionally, the Board determined that all Board Committees are comprised entirely of independent directors and that all members of the Audit Committee meet the additional independence standards applicable to audit committee members as set forth below.

Three of the Company’s current directors have certain relationships with the Company that the Board considered when assessing the independence of each director nominee. The Board reviewed the information below with respect to Messrs. Dillon and Donohue and General Krulak.

Mr. Dillon. The Kroger Company paid intermodal transportation companies approximately $3.3 million, $2.3 million and $1.0 million for transportation services provided by the Railroad during 2013, 2012 and 2011, respectively. Mr. Dillon is the Chairman of The Kroger Company.

Mr. Donohue. In 2013, the Company made a $100,000 contribution to the U.S. Chamber of Commerce Leadership Fund and a $25,000 contribution to the Chamber’s Hiring Our Heroes program, which focuses on employment of veterans in the United States. Mr. Donohue is the President and Chief Executive Officer of the Chamber. The Company also made $100,000 contributions to the Chamber’s Leadership Fund in 2011 and 2012, a $25,000 contribution to the Chamber’s Hiring Our Heroes program in 2011, and a $30,000 contribution to the Chamber’s Hiring Our Heroes program in 2012.

General Krulak. In 2011, the Company made a $10,000 contribution to Birmingham-Southern College. General Krulak was named President of Birmingham-Southern College in March 2011. The Company did not make a contribution in 2012 or 2013.

The Board determined that these specific relationships do not affect the independence of these director nominees. The Board reviewed the indirect payments received by the Railroad from intermodal transportation companies for rail services provided to The Kroger Company and noted that these payments were significantly less than 2% of The Kroger Company’s consolidated gross revenues in 2013, 2012 and 2011. The Board reviewed the fact that the Company’s annual $100,000 contribution to the U.S. Chamber of Commerce and $30,000 and $25,000 contributions to the Hiring Our Heroes program were less than 2% of that organization’s consolidated gross revenues. The Board also reviewed the Company’s $10,000 contribution to Birmingham-Southern College in 2011 and noted that the contribution was less than 2% of the organization’s consolidated gross revenues. The Board concluded that these payments do not confer any personal benefit on Messrs. Dillon and Donohue or General Krulak and do not affect their independence.

Director Independence Standards

An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)	the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)	the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)	the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)	the director, or a member of the director’s immediate family, received or has received during any 12-month period within the last three years any direct compensation from the Company in excess of $120,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)	the director is a current employee of a company, including a professional services firm, that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues;

(6)	a member of the director’s immediate family is a current executive officer of another company, or a partner, principal or member of a professional services firm, that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues; and

(7)	the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee and Compensation and Benefits Committee Independence Criteria

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee or the Compensation and Benefits Committee, and may not serve on such committees, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with NYSE and SEC rules and regulations.

Related Party Matters

Policy and Procedures with Respect to Related Party Transactions

The Board annually reviews related party transactions involving directors and director nominees in conjunction with making director independence determinations and preparing the annual Proxy Statement. We require that executive officers report any transactions with the Company under the written Business Conduct Policy that covers all Company employees. Under the Business Conduct Policy, the Audit Committee reviews any transaction reported by executive officers and refers any reported transactions to the Corporate Governance and Nominating Committee for evaluation pursuant to the Company’s Related Party Transaction Policies and Procedures (the Related Party Policy) described below. The Business Conduct Policy and the Board’s procedures with respect to directors and director nominees pre-date but continue in operation following the adoption of the Related Party Policy.

Under the Company’s Related Party Policy, all transactions with related parties are subject to approval or ratification by the Corporate Governance and Nominating Committee. Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

If advance Corporate Governance and Nominating Committee approval of a transaction is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Under the Related Party Policy, the Committee may pre-approve certain transactions, even if the aggregate amount involved exceeds $120,000. Such transactions include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and (ii) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts. Additionally, the Board has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any transaction with any related party in which the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction deemed pre-approved will be provided to the Committee for its review.

Related Party Transactions

During 2013, the Corporate Governance and Nominating Committee continued to monitor the one related party transaction that the Committee approved in September 2012. Mr. Dunham, a director of the Company, has a general partnership interest in a real estate development company that owns a tract of land adjacent to a Railroad right-of-way in an area where the City of Houston and Harris County, Texas, have proposed plans for urban expansion. The Railroad and Harris County continue ongoing negotiations regarding the resolution of routine condemnation litigation involving grade crossing expansions to accommodate the proposed plans. The Corporate Governance and Nominating Committee also reviewed and approved or ratified the director relationships described on page     of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During 2013, the following independent directors served on the Compensation and Benefits Committee: Erroll B. Davis, Jr., Thomas J. Donohue, Thomas F. McLarty III, Steven R. Rogel, and Jose H. Villarreal.

The Compensation and Benefits Committee has no interlocks or insider participation.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. Shareholders desiring to recommend candidates for consideration at the 2015 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January     , 2015 and ending on February     , 2015, and should include the following information required by the nomination procedures set forth in the Company’s By-Laws, as well as any other information that would assist the Committee in evaluating the recommended candidates: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder should also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the recommendation for nomination is being made, and (iv) the candidate’s written consent agreeing to any resulting nomination and to serve as a director if elected. The By-Laws are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing and recommending to the Board the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Such criteria, as described in the Company’s Corporate Governance Guidelines and Policies, include: business and management experience; familiarity with the business, customers and suppliers of the Company; diverse talents, backgrounds and perspectives; and relevant legal, regulatory and stock exchange requirements applicable to the Board and certain of its Committees. The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the then effective independence standards adopted by the Board. In addition, the Committee requires that all candidates:

•	exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;

•	have demonstrable and significant professional accomplishments; and

•	have effective management and leadership capabilities.

The Committee also values familiarity with the rail transportation industry and considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function and activities.

The Committee meets at the first Board meeting of each year to consider the inclusion of nominees in the Company’s proxy statement. During this meeting, the Committee considers each nominee by:

•	reviewing relevant information provided by the nominee in his or her mandatory Company questionnaire;

•	applying the criteria listed above; and

•	assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.

The Committee assesses the effectiveness of the criteria listed above when evaluating new director candidates and when assessing the composition of the Board. The Committee will consider candidates recommended by shareholders under the same standards after concluding that any such recommendations comply with the requirements outlined above. In 2013, the Company retained the services of Russell Reynolds Associates to help identify and evaluate suitable candidates for consideration to replace retiring directors.

PROPOSAL NUMBER 1

Election of Directors

The Board currently consists of twelve members. Pursuant to our director retirement policy, Messrs. Donohue and Dunham will not stand for re-election at the Annual Meeting. The Company appreciates their dedicated service on the Board. At the time of the Annual Meeting, the size of the Board will be reduced to eleven members. The Corporate Governance and Nominating Committee of the Board proposed, and the Board recommended, that the eleven individuals currently serving as directors each be nominated for re-election to the Board at the Annual Meeting. Each of the nominees has consented to being named as a nominee and to serve if elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board shall nominate.

Vote Required for Approval

Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, if a nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Directors/Nominees

The following table identifies the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected and qualified.

Name of Director Nominee	Age	Principal Occupation	Director Since
Andrew H. Card, Jr.	66	Executive Director of the Office of the Provost and Vice President for Academic Affairs, Texas A & M University	2006
Erroll B. Davis, Jr.	69	Superintendent, Atlanta Public Schools	2004
David B. Dillon	63	Chairman, The Kroger Company	2014
Judith Richards Hope	73	Emerita Professor of Law and Distinguished Visitor from Practice, Georgetown University Law Center	1988
John J. Koraleski	63	Chairman, President and CEO, Union Pacific Corporation and Chairman and CEO, Union Pacific Railroad Company	2012
Charles C. Krulak	72	Retired General, United States Marine Corps & President, Birmingham-Southern College	2006
Michael R. McCarthy	62	Chairman, McCarthy Group, LLC	2008
Michael W. McConnell	71	General Partner and Former Managing Partner, Brown Brothers Harriman & Co.	2004
Thomas F. McLarty III	67	President, McLarty Associates	2006
Steven R. Rogel	71	Retired Chairman, Weyerhaeuser Company	2000
Jose H. Villarreal	60	Advisor, Akin, Gump, Strauss, Hauer & Feld LLP	2009

The Board recommends a vote FOR the election of each of the nominated directors.

Director Qualifications and Biographical Information

The Corporate Governance and Nominating Committee considered the character, experience, qualifications and skills of each director nominee when determining whether he or she should serve as a director of the Company. Consistent with the stated criteria for director nominees described on page     above and included in the Company’s Corporate Governance Guidelines and Policies, the Committee determined that each director nominee exhibits a high degree of integrity, has significant professional accomplishments, and has proven leadership experience. Each director nominee is or has been a leader in their respective field and brings diverse talents and perspectives to the Board. The Committee also considered the experience and qualifications that each director nominee brings to the Board outlined below in the biographical information, as well as service on boards of other public companies.

The Committee noted the following particular attributes and qualities it considers when evaluating director nominees. The Committee believes that nominees with business and strategic management experience gained from service as a CEO is a critical leadership component to Board service. The Committee also seeks nominees with backgrounds in finance, banking, economics, and the securities and financial markets, both domestic and international, in order to have directors who can assess and evaluate the Company’s financial and competitive position. The Committee considers experience in the legal profession and political and governmental affairs, including legislative or executive service in Washington D.C. or related activities, as highly desirable due to the heavily regulated nature of the rail industry. Also important to the Committee is public service in state government, especially in states where the Company has a significant operating presence. The Committee values familiarity with the rail industry and rail operations and considers customer perspectives to be important when evaluating director nominees. Given the significant rail interchange operations with Canadian and Mexican rail systems, the Committee also seeks directors with an international background or expertise. Although the director nominees listed below each possess a number of these attributes, the Committee considered the specific areas noted below for each director nominee when determining the qualifications of each nominee that best suited the needs of the Company and the overall composition and function of the Board.

Andrew H. Card, Jr. has been a director since July 2006. In September 2013, Mr. Card was named Executive Director of the Office of the Provost and Vice President for Academic Affairs at Texas A&M University. From July 2011 to August 2013, Mr. Card served as acting dean of The Bush School of Government and Public Service at Texas A&M University. Mr. Card served as Chief of Staff to President George W. Bush from November 2000 to April 2006. Prior to joining the White House, Mr. Card served as Vice President-Government Relations for General Motors Corporation, one of the world’s largest auto makers. From 1993 to 1998, Mr. Card was President and Chief Executive Officer of the American Automobile Manufacturers Association. Mr. Card served as the 11th Secretary of Transportation under President George H.W. Bush from 1992 to 1993. He also served as a Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan. Mr. Card joined the board of Lorillard, Inc. on August 1, 2011. Mr. Card brings to the Board senior-level experience in the federal government and the transportation industry, a record of business leadership and experience in economic and international affairs.

Erroll B. Davis, Jr. has been a director since June 2004. On July 1, 2011, Mr. Davis was appointed the interim superintendent of the Atlanta Public Schools and named the superintendent on August 15, 2011. Mr. Davis was the Chancellor of the University System of Georgia from February 2006 to June 2011. From 1998 until July 2005, Mr. Davis was President and Chief Executive Officer of Alliant Energy Corporation, an energy holding company. He was also named Chairman in April 2000 and remained Chairman of Alliant until January 31, 2006. Mr. Davis was a director of PPG Industries, Inc. from 1994 to 2007 and a director of BP plc from 1998 to 2010 and has served as a director of General Motors Corporation since 2009. Mr. Davis brings to the Board business experience and strategic leadership as a CEO, international business experience and familiarity with rail operations from a customer perspective.

David B. Dillon has been a director since March 2014. Mr. Dillon serves as the Chairman of the Board of The Kroger Company and was the Chief Executive Officer of The Kroger Company from 2003 through 2013. Mr. Dillon served as the President of The Kroger Company from 1995 to 2003. Mr. Dillon was elected Executive Vice President of The Kroger Company in 1990 and was President of Dillon Companies, Inc. from 1986 to 1995. Mr. Dillon was a director of Convergys Corporation from 2000 to 2011 and has served as a director of The Kroger Company since 1995 and DIRECTV since 2011. Mr. Dillon brings to the Board retail business experience and strategic leadership as a result of his years of service as a CEO, ability to understand complex logistic operations and familiarity with rail operations from a customer perspective.

Judith Richards Hope has been a director since April 1988. Mrs. Hope was Adjunct Professor of Law at Georgetown University from January 2002 to March 2003 and was named Distinguished Visitor from Practice and Professor of Law on March 7, 2005. As of July 1, 2013, Mrs. Hope was named Emerita Professor of Law and Distinguished Visitor from Practice. Mrs. Hope was a co-founder and partner of Paul, Hastings, Janofsky & Walker, a law firm, from December 1981 to January 2002, a non-equity partner from February 2002 to December 31, 2003 and a Senior Advisor to the firm from January 1, 2004 to January 31, 2005. Mrs. Hope serves as a director of General Mills, Inc., Altius Associates Ltd, Altius Holdings Ltd and Russell Reynolds Associates. Mrs. Hope brings to the Board experience as a director of the Company, from which she developed extensive knowledge of, and familiarity with, the operational and financial aspects of the Company, as well as broad familiarity with the rail industry. Her significant experience from a sophisticated law practice and her legal presence in Washington adds considerable expertise to the Board, including legal and regulatory insight and risk assessment and policymaking expertise.

John J. Koraleski has been a director since July 2012. Mr. Koraleski was appointed Chairman of the Board of the Company and the Railroad on March 20, 2014. Mr. Koraleski was named President and Chief Executive Officer of the Company and the Railroad in March 2012. As part of the Company’s leadership transition plan, effective February 6, 2014, Mr. Koraleski’s title was changed to Chief Executive Officer of the Railroad when Mr. Lance M. Fritz was elected as President and Chief Operating Officer of the Railroad. Mr. Koraleski remains President and Chief Executive Officer of the Company. Mr. Koraleski was Executive Vice President-Marketing and Sales of the Railroad from March 1999 until March 2, 2012 and Executive Vice President-Finance and Information Technology of the Railroad from October 1991 until March 1, 1999. Mr. Koraleski served as the Chairman of The Bridges Investment Fund, Inc. from 2005 through March 2012. Mr. Koraleski brings to the Board his extensive marketing and sales, financial and operational experience with the Company.

Charles C. Krulak has been a director since January 2006. General Krulak was named president of Birmingham-Southern College in March 2011. General Krulak was Vice Chairman and Head of Mergers and Acquisitions for MBNA, a bank holding company, from April 2004 until his retirement from MBNA on June 1, 2005. From 1999 until March 2004, General Krulak was Chairman and Chief Executive Officer of MBNA Europe Bank Limited, international banking. General Krulak retired as Commandant of the United States Marine Corps in 1999 after 35 years of distinguished service. General Krulak served as a director of Conoco from 2000 to 2002 and continued to serve as a director of the merged ConocoPhillips until 2008. General Krulak served as a director of Phelps Dodge Corporation from 2005 to 2007 when it was acquired by Freeport-McMoRan Copper & Gold, Inc. (FMC&G), and has served as a director of FMC&G since 2007. General Krulak’s proven leadership experience in the military, together with executive experience in the domestic and international banking industry, brings to the Board his ability to understand and analyze complex operational, logistic, and strategic matters considered by the Board.

Michael R. McCarthy has been a director since October 2008. Mr. McCarthy serves as chairman of McCarthy Group, LLC, a private investment group, which he co-founded in 1986. Mr. McCarthy has served as a director of Peter Kiewit Sons’, Inc. since 2001, and Cabela’s Incorporated since 1996. Mr. McCarthy brings to the Board his background in providing strategic and operational advice to businesses in various sectors of the economy, forming and leading successful investment companies, and significant financial expertise.

Michael W. McConnell has been a director since January 2004. Mr. McConnell has been a Partner of Brown Brothers Harriman & Co., a private banking firm, since January 1984, Chief Financial Partner from January 1995 to January 2002, Managing Partner from February 2002 to December 31, 2007 and a General Partner since January 1, 2008. Mr. McConnell’s extensive experience in banking and financial markets provides the Board with important financial expertise.

Thomas F. McLarty III has been a director since November 2006. Mr. McLarty has been President of McLarty Associates (formerly Kissinger McLarty Associates), an international strategic advisory and advocacy firm, since 1999. From 1992 to 1997, Mr. McLarty served in several positions in the Clinton White House, including Chief of Staff to the President, Counselor to the President and Special Envoy for the Americas. In 1998, Mr. McLarty returned to be Chairman and President of the McLarty Companies, a fourth generation family-owned transportation business. From 1983 to 1992, Mr. McLarty served as Chairman and Chief Executive Officer of Arkla, Inc., a Fortune 500 natural gas company. Mr. McLarty was a director of Acxiom Corporation from 1999 until 2010. Mr. McLarty brings to the Board business leadership experience, extensive exposure to international business and regulatory matters, and significant expertise from government service at the highest levels.

Steven R. Rogel has been a director since November 2000, and is our lead independent director. Mr. Rogel was Chairman, President and Chief Executive Officer of Weyerhaeuser Company, an integrated forest products company, from December 1997 through December 31, 2007, Chairman and Chief Executive Officer of Weyerhaeuser Company from January 1 through April 2008 and Chairman until his retirement on April 15, 2009. Mr. Rogel was a director of EnergySolutions, Inc. from 2009 to 2013 and served as non-executive Chairman of the Board of EnergySolutions, Inc. from 2010 to 2013. Mr. Rogel is a director of The Kroger Company. Mr. Rogel brings to the Board domestic and international business and strategic leadership experience as a result of his years of service in senior executive positions, as well as his familiarity with rail operations from a customer perspective.

Jose H. Villarreal has been a director since January 2009. Mr. Villarreal was a partner with Akin, Gump, Strauss Hauer & Feld, LLP, a law firm, from 1994 through 2008 and has served as a non-employee advisor to the firm since 2008. Prior thereto, Mr. Villarreal served as assistant attorney general in the Public Finance Division of the Texas attorney general’s office. Mr. Villarreal also served in senior roles in numerous presidential campaigns. Mr. Villarreal was a director of Wal-Mart Stores, Inc. from 1998 to 2006, First Solar, Inc. from 2007 to 2012, and PMI Group, Inc. from 2005 to 2013. Mr. Villarreal served as United States Commissioner General to the Shanghai 2010 World Expo. Mr. Villarreal brings to the Board legal, regulatory and compliance expertise in addition to government affairs experience from significant service in state and federal public offices and positions and involvement in presidential campaigns.

Director Compensation in Fiscal Year 2013

Non-Management Directors’ Fees

In 2013, directors who are not employees received an annual retainer of $250,000, plus expenses. Directors are required to invest $130,000 of the retainer in the Stock Unit Account referred to below. Chairs of Board Committees receive additional annual retainers of $15,000 each, and members of the Audit Committee receive additional annual retainers of $10,000 each. The lead independent director receives an additional annual retainer of $25,000. Directors who are employees do not receive retainers or any other Board-related compensation.

Stock Unit Grant and Deferred Compensation Plan for the Board of Directors

Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may, by December 31 of any year, elect to defer all or a portion of any compensation (in addition to the amount required to be invested in their Stock Unit Account) for service as a director in the ensuing year or years, excluding reimbursement for expenses. Such deferred amounts may be invested, at the option of the director, in (i) a Fixed Rate Fund administered by the Company, (ii) a Stock Unit Account administered by the Company, or (iii) various notional accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term rate compounded annually. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts are subject to earnings and value fluctuations from the investment performance of the notional accounts at Vanguard. Payment of such deferred amounts begins, for amounts in the Stock Unit Account, Fixed Rate Fund or Vanguard Accounts, in January of the year following separation from service as a director. Deferred amounts may be paid, at the election of the director, in either a lump-sum or in up to 15 equal, annual installments.

2000 Directors Stock Plan

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, the Company may grant options to purchase shares of our common stock to non-management directors. Upon recommendation of the Corporate Governance and Nominating Committee in September 2007, the Board eliminated the annual grant of options for 2008 and future years. The Company did not award any options to non-management directors in 2013.

The 2000 Plan also provides that each non-management director, upon election to the Board of Directors, will receive a grant of 2,000 restricted shares of our common stock or restricted share units that represent the right to receive our common stock in the future. The restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such shares and receive dividends or dividend equivalents, but may not transfer or encumber such shares or units. The director will forfeit such shares or units upon ceasing to be a director for any reason other than death, disability or retirement.

Frozen Pension Plan Covering Certain Directors

In January 1996, the Board terminated a director pension plan for all directors elected after that date. Each non-management director elected to the Board prior to January 1996 participates in the pension plan, which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Mrs. Hope is the only current director eligible to receive pension benefits upon retirement.

Non-Management Director Compensation in Fiscal Year 2013

The following table provides a summary of compensation of our non-management directors for 2013.

Name	Fees Earned or Paid in Cash	Stock Awards (a)	Option Awards (a)	All Other Compensation (b)		Total
Andrew H. Card, Jr.	$260,000	$0	$0	$925		$260,925
Erroll B. Davis, Jr.	265,000	0	0	925		265,925
Thomas J. Donohue	250,000	0	0	925		250,925
Archie W. Dunham	250,000	0	0	925		250,925
Judith Richards Hope	260,417	0	0	13,977	(c)	274,394
Charles C. Krulak	260,000	0	0	925		260,925
Michael R. McCarthy	268,750	0	0	925		269,675
Michael W. McConnell	275,000	0	0	925		275,925
Thomas F. McLarty III	250,000	0	0	925		250,925
Steven R. Rogel	290,000	0	0	925		290,925
Jose H. Villarreal	255,833	0	0	925		256,758

(a)	The following table provides the outstanding equity awards at fiscal year-end for all current non-management directors. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon initial election to the Board and required to be held until his or her service as a member of the Board ends.

Name	Number of Securities Underlying Unexercised Options	Number of Shares Vesting Upon Termination	Number of Units in Deferred Stock Unit Account
Andrew H. Card Jr.	3,700	2,000	10,304
Erroll B. Davis Jr.	3,700	2,000	13,402
Thomas J. Donohue	14,000	3,570	26,706
Archie W. Dunham	14,000	2,000	19,245
Judith Richards Hope	14,000	3,570	25,398
Charles C. Krulak	0	2,000	10,952
Michael R. McCarthy	0	2,000	15,609
Michael W. McConnell	14,000	2,000	27,539
Thomas F. McLarty III	3,700	2,000	10,017
Steven R. Rogel	14,000	2,000	18,797
Jose H. Villarreal	0	2,000	7,169

(b)	The $925 represents the amount paid in 2013 for each non-management director (including Mrs. Hope) for excess liability insurance premiums.

(c)	Directors elected to the Board prior to April 21, 2000, are eligible to participate in a contributory health care plan that we sponsor. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. The amount paid in 2013 for Mrs. Hope’s participation in the health care plan was $14,252 reduced by an annual medical premium payment of $1,200 (deducted from her annual retainer). The Company terminated medical coverage for directors elected after April 21, 2000, upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

PROPOSAL NUMBER 2

Ratification of Appointment of Deloitte & Touche LLP

as Independent Registered Public Accounting Firm for the Year Ending December 31, 2014

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2014 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.

The Company expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

Vote Required for Approval

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2014.

Independent Registered Public Accounting Firm’s Fees and Services

Aggregate fees billed to the Company for services rendered by our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2013	2012
Audit Fees	$2,571,322	$2,419,100
Audit-Related Fees	389,198	597,763
Tax Fees	192,580	156,033
All Other Fees	0	0

Total	$3,153,100	$3,172,896

Audit Fees. Audit services included the integrated audit of financial statements and internal control, quarterly reviews, comfort letters provided in conjunction with the issuance of debt, and agreed-upon procedures performed on the Annual Report R-1 filed by Union Pacific Railroad Company with the Surface Transportation Board.

Audit-Related Fees. Audit-related services included consultation on accounting standards and transactions, audits of employee benefit plans, audits of subsidiary companies, and information technology assessments.

Tax Fees. Tax fees included fees for corporate tax planning and consultation services and work performed for international tax compliance.

All Other Fees. No other services were provided to the Company by Deloitte & Touche LLP during the years ended December 31, 2013 and 2012.

Audit Committee Report

The Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2013. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed with the Audit Committee under applicable Public Company Accounting Oversight Board (PCAOB) standards and SEC Rule 2-07 of Regulation S-X. The Committee also has received the written disclosure and correspondence from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP communications with the Committee concerning independence and has discussed their independence with them. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

The Audit Committee

Michael W. McConnell, Chair

Andrew H. Card, Jr.

General Charles C. Krulak, USMC (Ret.)

Michael R. McCarthy

Jose H. Villarreal

PROPOSAL NUMBER 3

Advisory Vote to Approve Executive Compensation

At the 2013 Annual Meeting of Shareholders, 97% of the shares voted were cast in favor of approving the Company’s executive compensation. The Board of Directors again asks shareholders to support a non-binding, advisory resolution approving the Company’s executive compensation as reported in this Proxy Statement.

We design our executive compensation programs to support the Company’s long-term success. As described below in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation and Benefits Committee has structured the Company’s executive compensation programs to achieve key Company goals and objectives. We believe our compensation philosophy allows us to link realized pay to a variety of performance measures and reward management skills that produce consistent, long-term performance and effective risk management.

In 2013, the Company continued to operate a safe railroad and provide excellent service to our customers and our financial performance exceeded all previous milestones as described in the Compensation Discussion and Analysis on pages     and     . Highlights of the Company’s performance include:

•

Record earnings of $9.42 per share and cash flow exceeding $2 billion allowed the Company to reward shareholders with increased financial returns, including a 19% increase in dividends declared per share compared to 2012 and $2.2 billion in share repurchases;

•	Customer satisfaction ratings remained at an all-time record levels, resulting from continued operational improvements and excellent service;

•	Operating ratio for 2013 of 66.1% was again an all time best, improving from last year’s record operating ratio of 67.8%; and

•	Operating income and net income again reached all-time industry records, and return on invested capital (ROIC) of 14.7% was a Company best for the fourth consecutive year.

The Board urges shareholders to read the Compensation Discussion and Analysis, beginning on page     of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures, including many best practices, operate and are designed to align compensation with our Company goals and objectives. Shareholders should also review the Summary Compensation Table and related compensation tables and narrative, appearing on pages     through     , which provide detailed information regarding the compensation of our Named Executive Officers. The Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis create effective incentives for achieving Company goals, including returns to shareholders, and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and directly contributed to the Company’s performance and success.

In accordance with Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, the Board asks shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Union Pacific Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Benefits Committee will review and consider the voting results when evaluating the Company’s executive compensation programs.

Based on the results of the 2011 shareholder vote, and consistent with the Company’s recommendation, the Board has determined to hold advisory votes to approve executive compensation on an annual basis. Accordingly, the next “say on pay” vote will occur at our 2015 Annual Meeting of Shareholders unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes.

The Board of Directors recommends a vote FOR the advisory resolution to approve executive compensation.

PROPOSAL NUMBER 4

Amendment to the Revised Articles of Incorporation

to Increase the Number of Authorized Shares of Common Stock

from 800 Million to 1.4 Billion Shares

The Board of Directors recommends that shareholders consider and vote in favor of the adoption of an amendment to Article Fourth of the Revised Articles of Incorporation of the Company that would increase the authorized number of shares of common stock from 800,000,000 (as presently authorized) to 1,400,000,000 shares. The Board of Directors unanimously voted to approve this amendment and to recommend that shareholders approve it.

The first paragraph of Article Fourth of the Revised Articles of Incorporation, as it is proposed to be amended, is as follows:

“FOURTH: The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 1,420,000,000 shares which shall be divided into two classes as follows:

20,000,000 shares of Preferred Stock (Preferred Stock) without par value, and

1,400,000,000 shares of Common Stock (Common Stock) of the par value of $2.50 per share.”

As of February 28, 2014, 555,069,109 shares of common stock were issued and outstanding, of which 100,975,793 shares of common stock were held as treasury shares. In addition, approximately 44,624,894 shares were reserved for future issuance under the Company’s employee stock plans, of which approximately 4,020,516 shares are covered by outstanding stock options and approximately 2,596,349 shares are subject to retention stock awards and performance stock awards. As a result, the number of shares of common stock available for issuance, after taking into account shares reserved for issuance under the Company’s employee stock plans, is 301,281,790.

The Board believes that the availability of additional authorized shares of common stock will provide the Company with additional flexibility to issue common stock for a variety of general corporate purposes as the Board may determine to be desirable including, without limitation, stock splits (including splits effected through the declaration of stock dividends), raising capital, future financings, investment opportunities, acquisitions, or other distributions. The Board has not authorized the Company to take any action with respect to the shares that would be authorized under this proposal.

In addition, an increase in the amount of common stock authorized by the Company’s Revised Articles of Incorporation is necessary for the Company to have flexibility to declare a stock split. Without approval of the proposed amendment, the Company would not have sufficient authorized capital stock to declare a stock split. Increasing the number of shares of common stock that the Company is authorized to issue would give the Company the flexibility to maintain a reasonable stock price utilizing a stock split.

The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of the Company by providing the Company the capability to engage in actions that would be dilutive to a potential acquiror, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of the Company. Thus, while the Company currently has no intent to employ the additional unissued authorized shares as an anti-takeover device, the proposed amendment may have the effect of discouraging future unsolicited takeover attempts. The Board is not aware of any such attempt to take control of the Company, and would act in the best interest of shareholders if any attempt was made. The proposed amendment has been prompted by business and financial considerations.

Once the proposed amendment is approved, no further action by the shareholders would be necessary prior to the issuance of additional shares of common stock unless required by law or the rules of any stock exchange or national securities association on which the common stock is then listed or quoted. Under the proposed amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding common stock of the Company nor will it change the par value of the common stock. The proposed amendment to increase the authorized number of shares of common stock does not change the number of shares of preferred stock that the Company is authorized to issue. The last increase in the number of authorized shares of common stock was approved by the shareholders in 2008.

If the proposed amendment is adopted, it will become effective upon filing of Articles of Amendment to the Company’s Revised Articles of Incorporation with the Utah Secretary of State. However, even if the Company’s shareholders approve the proposed amendment to the Company’s Revised Articles of Incorporation, the Board retains the discretion under Utah law not to implement the proposed amendment.

Vote Required for Approval

The affirmative vote of the majority of the votes cast on this proposal is required to amend the Revised Articles of Incorporation.

The Board recommends a vote FOR approval to amend the Revised Articles of Incorporation to Increase the Number of Authorized Shares of common stock from 800,000,000 to 1,400,000,000 shares.

PROPOSAL NUMBER 5

Shareholder Proposal Regarding Executives to Retain Significant Stock

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the owner of 75 shares of the Company’s common stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST the proposal.

Proposal 5 – Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 50% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any pay or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMl Ratings, an independent investment research firm, rated our company D for executive pay with $19 million for James Young. Unvested equity pay would not lapse upon CEO termination and there was the opportunity for excessive golden parachutes. There were also excessive CEO perks and an excessive CEO pension. Our company had not linked environmental or social performance in its incentive pay policies. Our company was not a UN Global Compact signatory. Management had a unilateral right to amend our company’s articles / constitution and by-laws without shareholder approval.

Erroll Davis and Jose Villarreal were negatively flagged by GMI due to their involvement with the General Motors and PMI Group bankruptcies respectively. Yet these 2 directors controlled 4 seats on our most important board committees. Archie Dunham, Steven Rogel (Lead Director), Thomas Donohue and Judith Richards Hope each had 13 to 25 years long-tenure which detracts from their independence. Not one independent director had expertise in risk management.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value: Executives To Retain Significant Stock – Proposal 5.

Recommendation of the Board of Directors

The Board of Directors opposes the proposal because it believes that the Company’s executive compensation program and rigorous stock ownership guidelines strike an appropriate balance that motivates Company executives to deliver long-term results, while at the same time discouraging unreasonable risk-taking. The proponent is requesting that the Compensation and Benefits Committee adopt a policy requiring senior executives to retain a significant percentage of stock acquired through equity compensation programs until the retirement age of 60. The proposal further recommends that this percentage be 50% of net after-tax stock. The Board believes that such a policy is unnecessary because the Company’s policies and compensation programs already accomplish the objective of this proposal by aligning the interests of the Company’s executives with the interests of shareholders.

Stock Ownership Policy Requires Significant Stock Holdings by Executives. As discussed on page     of this Proxy Statement, ownership guidelines are seven times annual base salary for the Chief Executive Officer and four times annual base salary for the remaining Named Executives Officers. These stock ownership guidelines are rigorous and continue to be among the most stringent of our peers. The Compensation and Benefits Committee oversees compliance with these guidelines and the Board believes that these thresholds are appropriately designed to align the interests of the Company’s executives with those of its shareholders. The Board also believes, based on the current stock ownership levels of our executives, that the stock ownership guidelines are accomplishing their intended purpose of aligning executive and shareholder interests and ensuring that executives own and hold a meaningful amount of Company stock. As of December 31, 2013, all of the Named Executive Officers have met their stock ownership targets. Mr. Koraleski, our CEO, owns 76 times his salary and the rest of the Named Executive Officers (NEOs) own between 11 and 52 times their salary.

The Design of the Long-Term Incentive Compensation Program Ensures an Ownership Stake in the Company. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page     , stock ownership is a fundamental element of the Company’s compensation program and provides an essential source of incentives and motivation to the Company’s executives. The proposal indicates that its underlying goal is to encourage management to focus on the Company’s long-term success. The Board believes that the best way to drive shareholder value through our executive compensation program is to emphasize long-term equity ownership by our executives. For this reason, 61% of the compensation provided to our CEO and 57% of the compensation provided to the rest of the NEOs is in the form of long-term incentive equity awards that fully vest three or four years after the grant date.

In addition, the Company’s long-term incentive compensation program is carefully balanced to provide a competitive level of at-risk and performance-based incentives through a combination of equity awards that includes performance stock units, stock options and retention stock units. As explained on page     of this Proxy Statement, the Compensation and Benefits Committee’s targeted mix of equity compensation for executives based on grant date fair value is 40% performance stock units, 40% stock options and 20% retention stock units. The Committee’s use of this mix of equity awards gives executives an interest in the Company’s long-term performance and an investment in the Company’s future.

The Board of Directors believes that this emphasis on long-term incentive compensation, coupled with strong stock ownership guidelines, provides a balanced approach to aligning the long-term interests of senior executives with those of the Company’s shareholders. Based on the foregoing, the Board believes that it is unnecessary for the Company to adopt the policy suggested by the proponent.

The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 5.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock beneficially owned as of February 28, 2014 (except as otherwise noted), by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the CD&A section of this Proxy Statement under Executive Compensation), (iii) each director or director nominee and (iv) all current directors and executive officers (as designated in the Company’s 2013 Annual Report on Form 10-K) as a group. The table also sets forth ownership information concerning stock units, the value of which is measured by the price of the common stock. Stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules.

Name	Number of Shares Beneficially Owned (a)		Stock Units (b)	Percent of Shares Outstanding
Andrew H. Card, Jr.	10,700		10,304	*
Erroll B. Davis, Jr.	2,358		13,402	*
David B. Dillon (d)	0		0	*
Thomas J. Donohue	18,575		26,706	*
Archie W. Dunham	16,501		19,245	*
Diane K. Duren	45,662		43,453	*
Lance M. Fritz	137,324		52,588	*
Judith Richards Hope	21,770	(c)	25,398	*
Robert M. Knight, Jr.	235,327		85,727	*
John J. Koraleski	541,705	(c)	130,979	*
Charles C. Krulak	2,288		10,952	*
Michael R. McCarthy	2,214		15,609	*
Michael W. McConnell	20,340		27,539	*
Thomas F. McLarty III	5,700		10,017	*
Steven R. Rogel	16,000		18,797	*
Jose H. Villarreal	2,202		7,169	*
James R. Young	2,008,666		108,757	*
Capital World Investors (e)	27,459,000		0	6.00%
BlackRock, Inc. (f)	31,004,782		0	6.70%
All current directors and executive officers as a group (19 people)	3,358,691		687,483	*

*	Indicates ownership of less than 1%.

(a)	Includes the maximum number of shares of common stock that may be acquired within 60 days of February 28, 2014 upon the exercise of stock options as follows: Mr. Card 3,700; Mr. Davis 3,700; Mr. Donohue 14,000; Mr. Dunham 14,000; Ms. Duren 15,674, Mr. Fritz 41,157; Mrs. Hope 14,000; Mr. Knight 64,454; Mr. Koraleski 77,864; Mr. McConnell 14,000; Mr. McLarty 3,700; Mr. Rogel 14,000; Mr. Young 969,667; and all current directors and executive officers as a group 1,327,290. Also included in the number of shares owned by Ms. Duren, Mr. Knight, Mr. Koraleski, and Mr. Young 4,681; 88,288; 94,939; and 347,776 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units which they will acquire as shares of common stock at termination of employment or a future designated date.

(b)

Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page__. These amounts for the Named Executive Officers consist of 43,453, 52,588; 85,727; 130,979; and 108,757 unvested stock units owned by Ms. Duren, Mr. Fritz, Mr. Knight, Mr. Koraleski, and Mr. Young awarded under Company stock plans. Stock units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.

(c)	In addition, Mrs. Hope is the trustee of a children’s trust that owns 600 shares of common stock and Mr. Koraleski’s daughter, who resides in the same household, holds 3,322 shares of common stock. Mrs. Hope and Mr. Koraleski both disclaim beneficial ownership in these shares.

(d)	Mr. Dillon was elected to the Board on March 20, 2014 and received a grant of 2,000 restricted shares of the Company’s common stock pursuant to the 2000 Directors Stock Plan.

(e)	Based solely upon information contained in Schedule 13G/A filed on February 13, 2014, reporting that, as of December 31, 2013, this holder held sole and shared voting power over 27,459,000 and 0 of these shares, respectively, and sole and shared dispositive power over 27,459,000 and 0 of these shares, respectively. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(f)	Based solely upon information contained in Schedule 13G/A filed on February 4, 2014, reporting that, as of December 31, 2013, this holder held sole and shared voting power over 25,521,225 and 17,692 of these shares, respectively, and sole and shared dispositive power over 30,987,090 and 17,692 of these shares, respectively. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

Stock Ownership Requirements for Executives

The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a minimum amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs. Our Stock Ownership Guidelines require that the CEO hold seven times annual salary and that the other Named Executive Officers hold four times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans, net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan and the Executive Incentive Deferral Plan. As of December 31, 2013, all of the Named Executive Officers met their stock ownership targets.

Trading in Derivatives of our Common Stock

The Company prohibits executive officers (including the Named Executive Officers) from, hedging activities, such as (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements linked to our common stock. In addition, executive officers may not pledge, deliver as collateral, or maintain a margin account or otherwise subject shares of our common stock to any other prohibited security arrangement. However, the Compensation and Benefits Committee will review any such proposed transaction that does not otherwise violate Company policies or applicable laws and regulations, and the Compensation and Benefits Committee may approve the transaction if there is a compelling reason underlying the proposal. Additionally, the Compensation and Benefits Committee may, in its sole discretion, reject these transactions or arrangements or require modifications prior to approval.

Sales of our Common Stock by Executive Officers under Rule 10b5-1 Trading Plans

Executive officers (including the Named Executive Officers) who meet their applicable ownership requirement as described above may sell shares of our common stock subject to the following restrictions:

•	Executive officers may only sell shares of our common stock that exceed their ownership target (the Eligible Shares).

•	Eligible Shares may be sold only pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, that:

•	was adopted when a quarterly trading blackout was not in effect and when such executive officer was not in possession of material nonpublic information regarding the Company,

•	has been reviewed and approved by the General Counsel’s office,

•	has been disclosed to the public in a manner determined by the General Counsel’s office (public disclosure may not be required for certain executives who are not executive officers), and

•	has been in effect for at least 20 trading days from the date of disclosure of the trading plan to the public or approval by the General Counsel’s office for trading plans not announced.

•

The total sales by an executive officer of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer includes shares and units deferred by the executive officer and excludes any shares disclaimed by the executive officer for purposes of reporting beneficial ownership under Section 16 reporting of the Securities Exchange Act of 1934 (Exchange Act). All of the reporting obligations of the executive officer under Section 16 apply to sales made pursuant to a 10b5-1 trading plan.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow. For fiscal year 2013, our Named Executive Officers (NEOs) were our President and CEO, John J. Koraleski, our CFO and Executive Vice President-Finance, Robert M. Knight, Jr., and the next three most highly compensated executive officers, James R. Young, Executive Chairman of the Board, Lance M. Fritz, President and COO of the Railroad, and Diane K. Duren, Executive Vice President and Corporate Secretary.

Mr. Young passed away on February 15, 2014, after a two-year battle with pancreatic cancer. Effective March 20, 2014, Mr. Koraleski was appointed as Chairman of the Board.

Executive Compensation Program Objectives and Design

The Compensation and Benefits Committee (the Committee) believes the Company’s compensation philosophy allows us to reward behavior that produces consistent, long-term performance accompanied with effective risk management. The Committee carefully evaluated the results of the 2013 annual advisory vote approving our executive compensation. The Committee also considered other factors in evaluating executive compensation decisions as discussed in this Proxy Statement, including another record year of financial and operating performance for the Company (described below), appropriate peer comparisons, and the continuing success of the executive compensation programs in supporting the Company’s achievement of key goals and business objectives. Each of these factors influenced the Committee’s decision to maintain the Company’s current executive compensation programs and policies and its decisions regarding the compensation of the NEOs for 2013.

The Company’s executive compensation program is designed to:

•

Pay for Performance — By aligning a significant portion of the executive’s opportunity for compensation to annual (short-term) and long-term Company performance, we tie pay to performance. Integration of the Company’s critical business objectives (safety, service, and financial performance) with the Company’s compensation programs also allows its pay structure to reflect individual performance and management effectiveness, along with other qualitative factors, which contribute to the Company’s performance.

•

Align with Shareholder Interests — By providing equity incentives, we link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and aligns the interests of management with those of our shareholders.

•

Attract and Retain Top Talent — We have structured compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies in order to attract and retain key executives critical to our long-term success.

At the 2013 Annual Meeting, shareholders showed strong support for the Company’s executive compensation program with 97% of the votes cast approving the advisory resolution to approve the compensation of our NEOs.

2013 Financial and Operating Performance Achievements

In 2013, the Company again delivered record results by focusing on safety, customer service and financial performance. Operating a safe railroad benefits our employees, customers, shareholders, and the communities we serve. Providing excellent service for our customers allows them to succeed in their marketplaces and allows us to earn re-investible returns. Implementing productivity initiatives to improve efficiency, increase revenues and reduce costs rewards our shareholders.

Safety—During 2013, the Company continued its focus on safety to reduce risk and eliminate incidents for our employees, our customers and the public. Our sustained efforts to improve crossing warning systems and, where possible, close at-grade crossings reduced grade crossing incidents per million train miles by 7% during the year. Although reportable personal injury incidents per 200,000 employee hours increased 4% from last year’s record low, 2013 was our second lowest year and reflected a more than 45% improvement over the past decade. The Company’s reportable derailment incidents per million train miles increased slightly, less than 1%, from 2012. These results demonstrate our continued development and expansion of our safety programs and initiatives, including Courage to Care, Total Safety Culture, and Standard Work.

Customer Service and Operations—The Company’s operations remained efficient and fluid, despite severe weather and significant shifts in our business mix, both geographically and by commodity. Due to these challenges, average train speed (as reported to the Association of American Railroads) declined 2% compared to 2012. Even with these difficulties, our customer satisfaction remained at all time record levels. To sustain and enhance performance, we invested $3.6 billion across our network. Over half the capital was spent on replacing and hardening our infrastructure to further enhance safety and reliability. Therefore, the Company believes our track structure is in excellent condition and capable of handling growing volumes.

Financial Performance—The Company achieved record earnings of $9.42 per share, driven by a best-ever operating ratio of 66.1 percent on $22 billion of revenue. As a result, our return on invested capital[1] of 14.7 percent also hit an all-time high, while free cash flow[2] exceeded the $2 billion mark. Shareholders were rewarded with increased financial returns, including a 19 percent increase in dividends declared per share compared to 2012 and $2.2 billion in share repurchases, up 50 percent from 2012. The Company’s stock price reached new highs in 2013, increasing 34 percent, and outpaced the S&P 500 by 4 percentage points.

Performance Versus Compensation Peer Group Companies—The Committee benchmarks the Company’s financial performance as measured by growth in total revenue, operating income, and diluted earnings per share from continuing operations (EPS), against the results of the Peer Group (as described on page     ). In addition, the Committee compares the Company’s ROIC and total shareholder return with those of the Peer Group.

	Ranking (3)
One-Year Performance	2013 (rank out of 19)	2012 (rank out of 19)
Revenue Growth	2	7
Operating Income Growth	7	3
Earnings Per Share Growth	8	4
Return on Invested Capital	5	6
Total Shareholder Return	14	4
Overall Rank	3	3

Three-Year Performance	2013 (rank out of 19)	2012 (rank out of 19)
Revenue Growth	4	4
Operating Income Growth	3	3
Earnings Per Share Growth	3	3
Return on Invested Capital	7	10
Total Shareholder Return	4	2
Overall Rank	1	1

(1)	ROIC is not considered a financial measure under accounting principles generally accepted in the U.S. (GAAP) by SEC Regulation G and Item 10 of SEC Regulation S-K and may not be defined and calculated by other companies in the same manner. For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	Free cash flow is not considered a financial measure under GAAP by SEC Regulation G and Item 10 of SEC Regulation S-K and may not be defined and calculated by other companies in the same manner. For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	Performance rankings were determined by FWC using Standard & Poor’s Compustat Service, Form 8-K filings and Peer Group company information. The rankings used data as of fiscal year ending December 31, 2013, except for Deere & Co. (October 2013), Medtronic (quarter ended October 2013) and FedEx (quarter ended November 2013).

Summary of 2013 Compensation Decisions

•

The Committee significantly increased Mr. Koraleski’s salary and decreased Mr. Young’s salary to reflect the continued transition in management responsibilities; other NEO base salaries generally increased slightly.

•

Discretionary bonuses for our NEOs, other than Mr. Young, increased by approximately 15% reflecting the Company’s strong financial and operational achievements discussed above as well as the solid individual performance of each NEO.

•

In 2013, the value of our long-term incentive awards for our NEOs, other than Mr. Koraleski and Mr. Young, increased by 7% on average. Mr. Koraleski’s 2013 long-term incentive award was increased significantly to reflect his successful oversight role and performance as President and CEO.

•	Performance Stock Units for the three-year performance period ended in 2013 vested at 200% of target, reflecting the achievement of the maximum ROIC performance criteria.

The Committee reviews Total Direct Compensation for each of the NEOs on an annual basis prior to the first Board meeting of the year. Total Direct Compensation consists of (i) cash compensation (Total Cash Compensation) comprised of base salary and annual cash bonus, if any is paid, and (ii) stock-based compensation under our long-term incentive compensation programs. Each component is described more fully below. The Committee also periodically reviews other elements of compensation, including deferred compensation, perquisites, benefits, including retirement plans, and change-in-control severance payments.

The following table summarizes the 2013 Total Direct Compensation the Committee approved for each NEO. The compensation elements included in the table below reflect the components of annual compensation considered and evaluated by the Committee in its decision-making process. The table excludes compensation amounts based on changes in pension value and nonqualified deferred compensation earnings as reported in the Summary Compensation Table on page     . The Committee considers these pension and deferral compensation programs in the context of its assessment of the overall design of the Company’s compensation program and not as an element of annual compensation decisions. Likewise, in its annual compensation decisions the Committee does not consider the items included as “All Other Compensation” in the Summary Compensation Table, and these items are, therefore, also excluded from the table below. This table is supplementary and is not intended to replace the Summary Compensation Table.

2013 Total Direct Compensation Versus Peer Group

Name	Total 2013 Cash Comp	Total 2013 LTI Award	Total 2013 Direct Comp	vs. Peer Group
John J. Koraleski	$4,500,000	$7,000,000	$11,500,000	Between 25P & Median
Robert M. Knight, Jr.	1,927,000	2,650,000	4,577,000	Above 75P
James R. Young	2,600,000	4,000,000	6,600,000	Below 25P
Lance M. Fritz	1,657,000	2,300,000	3,957,000	Above 75P
Diane K. Duren	1,162,000	1,000,000	2,162,000	Between Median & 75P

Compensation Best Practices

The Company’s compensation programs, decisions, and practices detailed in this Proxy Statement continue to reinforce our compensation philosophy and encourage behavior and performance that is in the long-term best interests of the Company and its shareholders.

What we do…

Emphasize Performance-Based Variable Compensation

•	Majority of Total Direct Compensation is variable

•	Base salaries targeted below the median of our Peer Group

•	Discretionary bonus program linked to both individual and Company performance

Tie Compensation to Long-Term Performance

•	Equity awards comprised of stock options and performance-based stock units

•	Stock options have no value unless the stock price appreciates above the grant price

•	Performance-based stock units subject to risk of forfeiture if the Company does not achieve predetermined, multi-year objectives

Use an Independent Consultant and Peer Group Analysis

•	Independent consultant analyzes Peer Group for compensation comparison purposes

•	Independent consultant assists the Committee in its deliberations and provides input at every meeting of the Committee

Utilize a Compensation Recoupment Policy Where Appropriate

•

Board authorized to make retroactive adjustments to reduce any cash or equity-based incentive compensation paid to the NEOs and certain other executives where the payment was predicated upon the achievement of certain financial results that were subsequently revised in connection with a restatement of all or a portion of our financial statements

Allow Only Minimal Perquisites

•	Only provide tax and financial counseling services and personal excess liability coverage

•	Chairman and the CEO are required to use Company aircraft for all air travel and income is imputed accordingly for personal travel without tax gross-ups

•	If other NEOs use the Company aircraft for personal travel, income is imputed for personal travel without tax gross-ups; personal travel must be approved in advance by the CEO

Enforce Stringent Executive Stock Ownership Guidelines

•	CEO must own Company stock having a value seven times annual salary

•	Other NEOs must own four times annual salary

•	As of December 31, 2013, all NEOs held Company stock significantly in excess of ownership targets

Utilize Double Trigger Change-in-Control Plan

•	Severance payment and accelerated vesting of equity awards only if a covered executive is terminated following a change-in-control (i.e., “double trigger”)

Provide Limited Post-Termination Benefits

•	Benefits under change-in-control plan limited to 2.99 times salary plus bonus for any eligible executive after September 25, 2003

Review Tally Sheets

•	The Committee reviews Tally Sheets at every meeting

•	The Committee uses Tally Sheets as a reference point to summarize all relevant data when reviewing the elements of compensation and assessing the consistency of awards for the NEOs

Consistently Apply Company Grant Practices

•

The Company awards all performance stock units, retention shares, retention stock units and stock options for all executive and management employees based on the closing price on the day the awards are approved

What we don’t do…

No Tax Gross-Up Payments Allowed

•	No tax gross-up payments are provided with respect to any perquisites, and in February 2014 excise tax gross-ups were eliminated in connection with change-in-control severance payments

No Repricing or Back-Dating of Options Allowed

•	Repricing of outstanding stock options prohibited without the approval of shareholders

•	No back-dated stock options are awarded

•	The Company does not allow employees to select the effective date of stock option awards

•	The Committee does not time its approval of stock option awards around the release of any material non-public information

No Employment Agreements

•	No employment agreements with any of our executives, including NEOs

Policy Prohibiting Pledging and Hedging of Company Stock

•

Executive officers prohibited by policy from pledging, buying, selling or writing puts, calls or options or maintaining a margin account related to Company stock and from executing derivative arrangements linked to Company stock

Elements of Our Executive Compensation Program

The following table provides information regarding the elements of the Company’s executive compensation program for 2013:

Compensation Type	Pay Element	How It is Determined/ Linked to Performance	What It Does
Fixed	Base Salary	- Part of a competitive total compensation package - Determined based on job scope and experience, market comparable positions, and internal leadership structure	- Provides a level of predictable income for the executive and is intended to remain competitive through business cycles
Annual Cash Bonus Award

-   Determined as a result of overall performance assessment of safety, service and financial measures, including:

-   Company and individual performance

-   Successful implementation of safety and service initiatives

-   Adherence to risk and compliance policies and other core values of the Company

- Provides an opportunity to earn a cash-based annual bonus award - Aligns Company and individual performance
Long-Term Incentive Compensation
Variable	- Performance Stock Units (40%)	- Performance Stock Units tie a substantial portion of total compensation to the Company’s future achievement of ROIC performance goals over a three-year performance period

-   Aligns the interests of executive officers with those of shareholders by providing a balanced mix of equity compensation tied to Company and individual performance

-   Long-term incentive award size designed to deliver total direct compensation (base salary + annual cash bonus + long-term incentive) between the median and 75th percentile when the Company achieves its business objectives

-   Actual award of annual Performance Stock Units, Retention Stock Units and Stock Options based on individual and Company performance over the previous year

-   Combined with the Company’s vesting and stock ownership requirements, as well as clawback feature, equity-based awards balance the goals of encouraging sustainable results over time and reward those results with appropriate levels of actual compensation

	- Time-Vested Retention Stock Units (20%)	- Retention Stock Units align awards with stock price performance and encourage executive retention and vest after a four-year period
	- Stock Options (40%)	- Stock options are tied to future stock price performance and require continued employment for three-year period for options to fully vest

Compensation Type	Pay Element	How It is Determined/ Linked to Performance	What It Does
Other	Perquisites and Other Executive Benefits	- Minimal (see discussion below)	- Provide for the safety and wellness of our executives, and serve other purposes as discussed below
	Deferred Compensation - 401(k) plan, non-qualified deferred compensation programs	- See discussion below	- Provide tax-deferred methods for general savings, including for retirement

Executive Compensation Process

The Company’s compensation program is a pay for performance system. As described above, the Company measures its performance against business objectives related to safety, service and financial performance. Management develops the business objectives and presents them to the Board annually in February. The Board monitors the Company’s progress concerning these business objectives during the year. At the end of the year, the Board assesses the Company’s achievement of these objectives. In February, subsequent to the performance year, management presents its achievement compared to the business objectives to the Board and its recommendations for bonus and equity awards.

The Committee reviews and recommends Board approval for the compensation of all NEOs. The CEO provides the Committee with his evaluation of the performance of the other NEOs (excluding himself and the Chairman) and his recommendations for their compensation. The Committee also receives information and recommendations from its independent compensation consultant on matters related to the NEOs’ (including the CEO and the Chairman) and other executives’ compensation. The Committee then determines (with advice and assistance from its consultant) a bonus and equity award for the Company’s Chairman and its CEO.

For more information on the operation of the Committee, including information on its compensation consultant, see the Compensation and Benefits Committee section on pages     and     of this Proxy Statement.

Fiscal Year 2013 Actual Total Compensation Mix

A significant portion of the compensation awarded to our CEO and other NEOs, is variable, performance-based compensation and “at-risk.” This is illustrated in the charts below that show the pay mix for Mr. Koraleski, our CEO, and for our other NEOs as a group based on the total compensation received by these executives in fiscal 2013 as shown in the Summary Compensation Table.

Named Executive Officer Accomplishments During 2013

In setting compensation for Mr. Koraleski, the Committee, along with all the other non-management, independent directors, considered the Company’s 2013 record-setting performance, which produced another year of outstanding safety, operating and financial results. During his second year as CEO, Mr. Koraleski led the Company’s focused efforts on productivity, efficiency, while leveraging the strengths of the Company’s rail franchise. These efforts were driven by senior management leadership, innovation, and the consistent development and implementation of the Company’s strategic initiatives. In addition, the Committee reviewed Mr. Young’s contributions and leadership as Chairman of the Board.

In setting compensation for the other NEOs, the Committee first considered the operational and financial performance of the Company in 2013. The Committee considered the CEO’s recommendations for compensation of each of the other NEOs, as well as the responsibilities of each NEO, and their tenure and award levels relative to similarly situated executives in the Peer Group. The Committee also considered the following accomplishments of each of the other NEOs:

Mr. Knight led the development and implementation of a financial strategy that continued to generate strong returns for shareholders, producing record financial results again in 2013. Under his leadership, the Company remained focused on obtaining fair value for its service offerings while continuing to implement cost efficiencies. As a result, the Company achieved a 14% increase in diluted earnings per share, and a 1.7 percentage point improvement in operating ratio, to a record 66.1%, despite flat volumes versus 2012. Return on Invested Capital increased 0.7 percentage points, to 14.7%. The Company’s continued strength in business fundamentals, along with continued balance sheet strength, led to a credit ratings upgrade from Standard & Poor’s. Record earnings and strong cash flows enabled the Company to provide significant cash returns to shareholders again in 2013, including a 19% increase in total declared dividends per share for the year. Share repurchases totaled 14.5 million shares, or 3.1% of total shares outstanding, up 13% over repurchases in the prior year. Dividends and repurchases combined totaled $3.6 billion in cash returned to shareholders, a 36% increase over 2012. Continued, long-term commitment to shareholders was reflected in the Fourth Quarter authorization of a new 60 million share repurchase program over the next four years. Between dividends and stock price appreciation, shareholders earned a total return of 36.3% in 2013, compared to 32.4% for the S&P 500.

Mr. Fritz led the Operating team’s progress towards the ultimate objective of achieving a workplace where every employee returns home safely after every work shift, and providing excellent service to customers as volumes shift and grow. During 2013, the Company continued its focus on safety to reduce risk and eliminate incidents for employees, customers and the public. Although the personal injury incident rate per 200,000 employee hours increased 4% from last year’s record low, it was the Company’s second lowest year and a 9% decline from 2011. Even more significant was a 15% reduction in severe injuries. The derailment incident rate per million train miles increased slightly, less than 1%, from its lowest level in 2012. Mr. Fritz continued to foster a robust safety culture reflected in the peer-to-peer safety strategy called Total Safety Culture as well as the Courage to Care pledge and initiative. In terms of service, the Company continued to support increased volumes in its Southern Region and in its manifest network. Efficient capital spending drove a 31% reduction in slow orders, which are speed restrictions, resulting in record low slow order miles and a robust rail infrastructure. Despite several significant weather events late in the year, the Company responded and adjusted operating processes and procedures to improve reaction time and effectiveness for similar events in the future. As a result of these and other operational improvements, the Company recorded a record low operating ratio, and customer satisfaction remained at historically high levels.

Ms. Duren served two roles for the Company, as Corporate Secretary and as Executive Vice President overseeing the Company’s Human Resources, Strategic Planning and Executive Services teams. As Corporate Secretary, Ms. Duren led activities designed to maintain the Company’s continued adherence to the highest standards of corporate governance by fostering strong Board communication and adherence to the Company’s Corporate Governance Guidelines and Policies. In particular, Ms. Duren managed the relationship between the Company and the Board and ensured that Board materials and meeting agendas appropriately considered issues indentified as priorities by the Board and the Company’s senior leadership, including strategic planning, risk management, and succession planning. Under her leadership as Executive Vice President, the Company continued to attract, train, develop, motivate and engage quality employees. Ms. Duren led the development and implementation of the Company’s strategic planning process that included coordinating the Company’s cross-departmental planning effort, enhancing the Company’s strategic capabilities, generating insights about the global business climate and the industry, and identifying key strategic points of leverage for the Company.

Base Salary

The CEO reviews base salaries and prior year performance and accomplishments for the other NEOs, excluding the Chairman, and recommends a base salary for the coming year for each. The Committee considers and evaluates these base salary recommendations. The Committee primarily considers: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance, (v) Peer Group pay data, (vi) internal benchmarking relative to the Company’s pay structure, and (vii) current salary. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment in evaluating each factor and applies no specific weights to the above factors. The Committee alone, with input from its compensation consultant and the Board’s review of CEO performance, assesses and determines the base salary of the CEO and the Chairman for subsequent Board approval.

The Committee recommended an increase in Mr. Koraleski’s salary in 2013 based on his accomplishments and leadership of the Company’s record performance during his first full year as CEO. In addition, the Committee noted that Mr. Koraleski’s 2012 salary was in the lowest quartile compared to other CEOs in the Peer Group. The Committee recommended reducing Mr. Young’s salary for 2013, accounting for the changes in his functional responsibilities during the last year as Mr. Koraleski assumed the CEO position and Mr. Young continued serving as the Company’s Chairman until his death on February 15, 2014.

In each of February 2013 and February 2014, the Committee reviewed and considered the achievement of the Company’s business objectives for the prior year. As a result of strong Company performance in both 2012 and 2013, the CEO recommended, and the Committee and the Board approved, the salary increases for the other NEOs, excluding the Chairman, shown below.

2012/2013 Salary Versus Peer Group

Name	2012 Salary	Increase for 2013	2013 Salary	vs. Peer Group	Increase for 2014	2014 Salary
John J. Koraleski (1)	$600,000	67%	$1,000,000	Below 25P	30%	$1,300,000
Robert M. Knight, Jr.	492,000	3%	507,000	Below 25P	3%	522,000
James R. Young (2)	1,150,000	(48%)	600,000	Below 25P	0%	600,000
Lance M. Fritz (3)	420,000	20%	507,000	Below 25P	27%	643,000
Diane K. Duren	400,000	3%	412,000	Below 25P	7%	440,000

(1)	On March 20, 2014, Mr. Koraleski was elected Chairman of the Board.

(2)	On January 31, 2014, Mr. Young retired as an executive officer of the Company and continued to serve as non-executive Chairman of the Board until his death on February 15, 2014.

(3)	In March 2013, Mr. Fritz received a 5% salary increase to $441,000, and in September 2013, Mr. Fritz received a 15% increase to $507,000. On February 6, 2014, Mr. Fritz was elected President and Chief Operating Officer of Union Pacific Railroad Company.

Annual Cash Bonus

Annual cash bonuses link a significant portion of the executive’s Total Cash Compensation to specific annual Company results and also to individual contributions to Company performance. We do not establish a target performance formula for any of our executives, including the NEOs. Although we communicate specific business objectives to the Company as a whole based on the annual operating plan developed by management and presented to the Board, these business objectives do not exclusively determine executive bonuses. Instead, the Committee uses these business objectives to determine an overall funding level without using formulas or assigning specific weight to any one objective. The Committee established this year’s funding level by considering competitive compensation (i.e., generally the median to the seventy-fifth percentile of Total Cash Compensation for our Peer Group less current salaries) and the Company’s success in achieving its business objectives, as well as other qualitative factors. The Committee determines individual bonus awards for each NEO on a discretionary basis. The Committee believes this is an effective way to reinforce the Company’s pay-for-performance philosophy, as annual bonuses are based upon (i) the Company’s performance and (ii) the individual executive’s performance during the period. This discretionary process has resulted in the annual cash bonus ranging from zero for all NEOs to an amount that significantly exceeds the executive’s base salary.

The following graph sets forth the amount of average annual cash bonus reported for the NEOs or the top five listed officers for the applicable performance year versus the Company’s EPS as reported in accordance with GAAP.

(1)	Represents the average annual cash bonus reported for the NEOs or the top five listed officers for the applicable Performance Year.

(2)	Diluted EPS is net income divided by our weighted average common stock outstanding, assuming dilution.

When determining annual bonuses, the Committee benchmarks Total Cash Compensation for the NEOs within a range of the median to seventy-fifth percentile of the Company’s Peer Group based on performance. Depending primarily on the position of the NEO, Company-level performance and individual performance, this process generally results in between half and three-quarters of an executive’s potential cash compensation being at-risk. At the end of the year, the CEO reviews corporate, operational and individual accomplishments and job performance for the other NEOs, and provides the Committee an annual cash bonus recommendation for each NEO other than himself and the Chairman. The Committee considers these recommendations as part of its subjective assessment of each NEO, and may make adjustments in its discretion, applying no specific weight to any one factor. The Committee, with input from its consultant and the review of the evaluations of the CEO and the Chairman by the independent, non-management members of the Board, alone assesses and determines the bonus for the CEO and for the Chairman. The annual bonuses for all NEOs are then recommended to the Board for approval.

2013 Total Cash Compensation Versus Peer Group

Name	2013 Bonus	2013 Salary	Total 2013 Cash Comp	vs. Peer Group
John J. Koraleski	$3,500,000	$1,000,000	$4,500,000	Above 75P
Robert M. Knight, Jr.	1,420,000	507,000	1,927,000	Above 75P
James R. Young	2,000,000	600,000	2,600,000	Below 25P
Lance M. Fritz	1,150,000	507,000	1,657,000	Above 75P
Diane K. Duren	750,000	412,000	1,162,000	Above 50P

Long-Term Incentive Compensation

The components of long-term incentive compensation are:

•	performance stock units, which are earned based on return on invested capital (ROIC) over a three-year period, and vest at the end of the three-year performance period;

•	retention stock units, which vest in full after a four-year period; and

•

stock options, with an exercise price based on the closing price of our stock on the date of grant (for a discussion of Company stock option grant practices, see page     ) and that vest one-third each year over a three-year period.

The Committee generally seeks to award long-term incentives with grant date fair values that range between 50% and 70% of each NEO’s Total Direct Compensation. In setting the size of long-term incentive awards, the Committee’s goal is for the NEOs generally to be between the median and seventy-fifth percentile for Total Direct Compensation of the Peer Group when the Company attains its performance objectives. The CEO recommends to the Committee an aggregate value of long-term incentive awards for each of the NEOs (other than himself and the Chairman, a determination reserved for the Committee, taking into account advice from its compensation consultant and the Board’s evaluation of the CEO and the Chairman). The Committee considers these recommendations and determines the final amounts of awards for each of the NEOs. The Committee may vary the mix of each component of equity compensation to some degree depending on Company and individual performance and retention risk regarding an executive.

The long-term incentive awards granted by the Committee in February 2013 reflected the Committee’s desire to provide long-term incentive compensation to ensure the continued efforts of the NEOs to meet the long-term goals and strategic plans of the Company and to align this element of their compensation with the long-term interests of the Company’s shareholders. The long-term incentive program for the NEOs in 2013 included the following targeted mix of equity compensation based on grant date fair value: 40% performance stock units, 20% retention stock units and 40% stock options. The long-term incentive awards for the NEOs and a description of the terms of these awards are set forth on pages     and      in the Grants of Plan-Based Awards in Fiscal Year 2013 Table and accompanying narrative discussion.

Performance Stock Units

In February 2013, the Committee awarded the NEOs performance stock units that are payable based on the attainment and certification of annual ROIC, as adjusted, for a three-year period (Performance Period).

We define ROIC as net operating profit after taxes, divided by average invested capital. The Committee may adjust ROIC to reflect the effect of special transactions or events, such as excluding the impact of significant gains on sales of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is one of our key measurements that indicate success in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board emphasizes ROIC as a key focus area for the Company. The table below identifies the ROIC performance criteria for the outstanding performance stock unit grants:

Performance Period	ROIC Threshold	ROIC Target	ROIC Maximum
2011 – 2013	10.0%	11.5%	12.0%
2012 – 2014	11.0%	13.0%	14.0%
2013 – 2015	11.0%	13.5%	14.0%

The performance stock units generally vest three years from the date of grant subject to the achievement of the ROIC performance criteria. Performance stock units that are earned during any year of the Performance Period will be paid out in shares of our common stock at the end of the Performance Period and are not subject to any further performance criteria. At the end of year one of the Performance Period, the executive may earn up to one-third of the target number of performance stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional performance stock units up to a total of two-thirds of the target number of performance stock units granted to such executive based on the average of the first two years of ROIC performance achieved. During year three of the Performance Period, the executive may earn up to two times the target number of performance stock units (less any units earned in years one and two) granted to that executive based on the average of ROIC performance during the entire three-year Performance Period. If the Company does not meet the threshold ROIC level in any year, executives will not earn any performance stock units in that year. The Company will pay or accrue dividend equivalents between the time performance stock units are earned and the payment date. The Company does not pay dividend equivalents on unearned performance stock units. The threshold, target and maximum number of performance stock units that may be earned by each NEO is set forth on page     in the Grants of Plan-Based Awards in Fiscal Year 2013 table.

For the performance stock units granted since 2006, the Committee certified the ROIC results as shown in the graph below.

Performance stock units earned under each of the 2011, 2012 and 2013 grants for each of the NEOs are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2013 Fiscal Year-End Table on page     . The table below summarizes how performance stock units were earned to date.

Performance Period	Average ROIC	Percent of Target Achieved to Date	Percent of Target Earned (1)
2011 – 2013	13.6%	+100%	200% of the target number of stock units
2012 – 2014	14.3%	+100%	100% of 2/3 of the target number of stock units
2013 – 2015	14.6%	+100%	100% of 1/3 of the target number of stock units

(1)	Years one and two of each Performance Period are capped at 1/3 and 2/3, respectively, of the target number of stock units granted and are subject to continued employment throughout the Performance Period. Amounts earned at the conclusion of the Performance Period may be different depending on future years’ performance.

At its meeting in February 2014, the Committee awarded the NEOs performance stock units with the same terms as the 2013 grants discussed above, except the Committee set a new performance target for ROIC.

Retention Stock Units

Retention stock awards typically provide for vesting in full after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. The Company delays payment of retention stock units to a NEO who is also a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code (Code) if the Company anticipates that such payment, if made, would not be deductible due to the application of Section 162(m) of the Code. In that case, payment is delayed until the first taxable year in which the Company anticipates its tax deduction would no longer be limited by Section 162(m) of the Code.

Stock Options

Stock option awards provide that stock options become fully exercisable only if the executive remains an employee through a three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

2014 Long-Term Incentive Awards

In February 2014, the Committee reviewed and considered the achievement of the Company’s business objectives for 2013, including the record accomplishments in safety, customer service, and financial performance discussed above under the section captioned 2013 Financial and Operating Performance Achievements, as the primary factor in determining each NEO’s annual long-term incentive awards. In addition, the Committee took into consideration each NEO’s responsibilities, performance and accomplishments during the year, tenure, and award levels relative to the Peer Group as discussed above in the subjective assessment of each NEO under the Annual Cash Bonus section. The Committee awarded each NEO the long-term incentive awards as shown in the table below.

The Committee awarded each NEO a long-term incentive award, based on grant date fair value, consisting of 40% performance stock units, 20% retention stock units and 40% stock options.

2014 Long-Term Incentive Awards

Name	Total 2014 LTI Award	Stock Options (40% of LTI Award)	Retention Stock Units (20% of LTI Award)	Performance Stock Units
				Threshold	Target (40% of LTI Award)	Maximum
John J. Koraleski	$9,200,000	91,194	10,508	10,507	21,015	42,030
Robert M. Knight, Jr.	2,800,000	27,756	3,198	3,198	6,396	12,792
James R. Young	0	0	0	0	0	0
Lance M. Fritz	2,500,000	24,783	2,856	2,856	5,712	11,424
Diane K. Duren	1,250,000	12,393	1,428	1,428	2,856	5,712

Special Grants of Retention Stock Units – In connection with the Company’s leadership transition plans, the Committee made special grants of $4 million of retention stock units to three senior executives, including Mr. Knight and Ms. Duren, subject to a four-year retention period in order to solidify the executive management team and continue their focused efforts to meet the long-term goals and strategic plans of the Company. Two other key executives were each granted $1.5 million of retention stock units, subject to a three-year retention period.

Other Compensation

Perquisites

The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the NEOs, receive tax and financial counseling services and personal excess liability coverage. Pursuant to the Company’s security policy, the Chairman and the CEO are required to use Company aircraft for all air travel, whether personal or business, and the Committee believes this requirement to be in the best interest of the Company, as it provides security, improves Company access to the Chairman and the CEO while traveling, and enhances the effectiveness and efficiency of our Chairman and CEO. Income is imputed to the Chairman and the CEO for personal travel without tax gross-ups and in the occasional event that one of the other NEOs uses the Company aircraft for personal use, income also is imputed for personal travel without tax gross-ups. Such personal travel by the other NEOs must be approved in advance by the CEO.

The value of perquisites provided to the NEOs by the Company is not a significant portion of each of the NEOs’ compensation on an annual basis. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding mandatory use of Company aircraft by the Chairman and the CEO, the Committee does not consider perquisites in its analyses of Total Direct Compensation for the CEO and the other NEOs.

Deferred Compensation

The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. Management and the Committee believe that deferred compensation arrangements are important benefits that contribute to the Company’s competitive compensation arrangements and help attract executives. The Company’s deferred compensation programs allow for elective deferrals of (i) salary, (ii) bonus (iii) performance stock units, and (iv) retention stock units, which accrue earnings during the deferral period as described on page     . These deferrals are not funded and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any inability of the Company to pay these amounts in the future. More detailed descriptions of the features of our non-qualified deferred compensation plans begin on page     .

Pension Plan and Supplemental Pension Plan

The Company sponsors a tax-qualified defined benefit Pension Plan and a non-qualified excess Supplemental Pension Plan. Management and the Committee believe that the defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the NEOs) provide employees with a competitive retirement benefit. The Company offers a Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under the defined benefit Pension Plan. Benefit amounts are based on the employee’s years of service, salary, bonus and age. More detailed descriptions of the Pension Plan and Supplemental Pension Plan are set forth on pages      through     .

Other Policies and Considerations

Change-in-Control Arrangements

The NEOs do not have individual severance agreements or employment agreements with the Company. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and effective operation of the Company in the event of a change-in-control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event their employment with the Company is terminated within two years following a change-in-control.

The Continuity Plan provides severance benefits to certain senior level executives, including the NEOs, in the event (i) a change-in-control occurs and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change-in-control. This two-step requirement will allow the new controlling party to retain certain executives and terminate others with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives, except for the multiple used to determine the executive’s lump-sum severance payment. The lump-sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus earned in the three most recent calendar years for Messrs. Koraleski and Young and two times this sum for each of Messrs. Knight and Fritz and Ms. Duren. The Committee determined these multiples based upon competitive practices at the time the plan was adopted. At its February 2014 meeting, the Committee recommended, and the Board approved, the amendment of the Continuity Plan to remove the excise tax gross-up. As a result, none of the executives, including the NEOs, are eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.

In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.

Payments and certain severance benefits for the NEOs upon a change-in-control, as well as a description of the Continuity Plan are set forth on pages      through     .

Deductibility of Performance-Based Compensation

The Committee has, where it deemed appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and certain executive officers. In order to allow for deductibility under Section 162(m) of the Code, annual bonus and performance stock unit awards are subject to operating income criteria (as defined under the programs) and, together with stock options, are granted under a plan designed to satisfy the requirements of Section 162(m) of the Code for performance-based compensation. In order to allow for tax deductibility of the annual cash bonus, the Company’s shareholder-approved bonus plan provides that the maximum amount payable to the CEO with respect to any year may not exceed 0.25% of Operating Income (as defined in the plan) for that fiscal year and may not exceed 0.15% of Operating Income for that fiscal year in the case of any other executive. However, because there are uncertainties as to the application of regulations under Section 162(m) of the Code, it is possible that the Company’s deductions may be challenged or disallowed. Accordingly, there is no certainty that elements of compensation discussed in this Proxy Statement will in fact be deductible by the Company. Non-performance-based compensation, such as salary, taxable perquisites and other taxable compensation for the CEO and other NEOs (excluding the CFO in accordance with Section 162(m) of the Code), is deductible up to $1.0 million in any year.

Peer Group Companies and Benchmarking

The Committee benchmarks salary, Total Cash Compensation and Total Direct Compensation for the NEOs against competitive market information. To assess competitive market information, the Committee looks primarily to pay data among a group of peer companies listed below (the Peer Group). The proxy information reviewed by the Committee consists of comparable data for the CEO and CFO positions and the next three highest paid individuals at each Peer Group company. The Committee also reviews relevant data provided by FWC, the Committee’s compensation consultant, for purposes of evaluating the compensation for the Chairman.

The Committee generally seeks to establish base salaries below the median of the Peer Group, reflecting the Committee’s philosophy that a greater proportion of the cash component of the executives’ compensation should be incentive-based. The Committee generally targets a range between the median and seventy-fifth percentile of the Peer Group for Total Cash Compensation and Total Direct Compensation and generally determines compensation within that range based upon relative individual performance. Total Direct Compensation and Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its business objectives (as described below). Other factors considered in setting compensation levels may include the individual performance of each NEO and his or her position relative to the Company’s current internal pay structure or changes in personnel or compensation at the Peer Group companies. In addition, the Committee particularly focuses on competitive pay for railroad executives within the Peer Group and the performance of other comparable railroads. In comparing the executive positions with comparable positions at companies within the Peer Group, the Committee and FWC review and consider any adjustments that may be required to account for significant differences in tenure or functional responsibilities.

In August 2013, the Committee and its consultant conducted a review and approved retaining the current Peer Group consisting of the following 18 companies:

3M	Altria Group	Canadian National
Canadian Pacific	CSX	Deere & Co.
Du Pont (El) De Nemours	Exelon	FedEx
General Dynamics	Halliburton	Honeywell International
Medtronic	Norfolk Southern	Raytheon
Southern Co.	Time Warner Cable	UPS

The Committee selected this Peer Group with the assistance of its compensation consultant, FWC, after surveying U.S. based public companies in the same Global Industry Classification System (GICS) Industry Group with comparable revenues and market capitalization and other U.S.-based public companies with comparable (i) revenues, (ii) operating income, (iii) total assets, (iv) market capitalization and (v) employees, while excluding pharmaceuticals, high-tech, insurance and financial services companies. These comparative financial measures and the number of employees for the 2013 Peer Group are summarized below.

	Peer Group		Union Pacific
	Median	75th Percentile	Company Data	Percentile Rank
Net Revenue	$24,297	$34,605	$21,963	41st
Operating Income	$4,202	$5,857	$7,446	96th
Total Assets	$35,154	$47,564	$49,731	79th
Market Capitalization	$36,606	$51,956	$70,450	88th
Employees	57,300	85,750	46,445	41st

Dollars in millions. Median/Percentiles determined by FWC using Standard & Poor’s Compustat Service, Form 8-K filings and Peer Group company information. The financial information provided above is derived from data as of fiscal year ending December 31, 2013, except for Deere & Co. (October 2013), Medtronic (quarter ended October 2013) and FedEx (quarter ended November 2013). Market Capitalization is a 12-month average as of December 31, 2013.

Compensation Committee Report

The Committee reviewed and discussed with management the CD&A and, based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2014 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013.

The Compensation and Benefits Committee

Erroll B. Davis, Jr., Chair

Thomas J. Donohue

Thomas F. McLarty III

Steven R. Rogel

Jose H. Villarreal

Summary Compensation Table

The following table provides a summary of compensation awarded to, earned by or paid to the NEOs, including salary, bonus, the value of stock awards and option awards and other compensation for 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (a)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)		All Other Compensation (d)	Total Compensation (e)
John J. Koraleski	2013	$933,333	$3,500,000	$4,200,240	$2,800,061	$6,157,359		$218,894	$17,809,887
President & CEO (g)	2012	580,395	3,000,000	1,425,406	950,067	2,245,343		138,889	8,340,100
	2011	481,667	1,205,000	1,320,041	880,039	1,970,291		36,868	5,893,906

Robert M. Knight, Jr.	2013	504,500	1,420,000	1,590,204	1,060,069	219,034		147,410	4,941,217
EVP Finance & CFO	2012	489,667	1,345,000	1,500,324	1,000,007	2,438,372		75,615	6,848,985
	2011	475,667	1,195,000	1,410,178	940,034	1,406,350		29,840	5,457,069

James R. Young	2013	691,667	2,000,000	2,400,288	1,600,020	—	(f)	131,017	6,822,992
Chairman (h)	2012	1,150,000	2,000,000	5,400,341	3,600,043	6,823,806		140,782	19,114,972
	2011	1,150,000	4,000,000	4,800,370	3,200,043	5,861,505		122,294	19,134,212

Lance M. Fritz	2013	459,500	1,150,000	1,380,324	920,098	277,540		28,753	4,216,215
President & COO (i)	2012	413,500	1,000,000	1,290,139	860,045	599,634		21,430	4,184,748
	2011	379,167	850,000	600,163	400,080	297,535		30,356	2,557,301

Diane K. Duren	2013	410,000	750,000	600,468	400,084	277,409		33,624	2,471,585
EVP & Corporate Secretary	2012	325,750	565,000	330,308	220,033	742,317		13,808	2,197,216
	2011	292,500	455,000	306,166	204,051	573,352		10,950	1,842,019

(a)	Amounts reported in the Stock Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718, including performance stock units, which are valued based on target performance achieved. Refer to the Grants of Plan-Based Awards Table on page for the grant date fair value of the retention stock units and performance stock units. The grant date fair value is calculated on the number of stock units and performance stock units at target multiplied by the closing stock price on the date of grant. Dividend equivalents that accrue or are payable on retention stock units and earned performance stock units are reflected in the grant date fair value of such awards and, therefore, pursuant to SEC rules, are not separately reported in the Summary Compensation Table when actually paid to the NEOs. The maximum value of performance stock units for 2013 for Mr. Koraleski is $5,600,232, for Mr. Knight is $2,120,184, for Mr. Young is $3,200,472, for Mr. Fritz is $1,840,608 and for Ms. Duren is $800,712.

(b)	Amounts reported in the Option Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. The following table shows the assumptions used to calculate the grant date fair value of Option Awards.

	2013	2012	2011
Risk-free interest rate	0.83%	0.78%	2.3%
Dividend yield	2.09%	2.1%	1.6%
Expected life (years)	5.0	5.3	5.3
Volatility	36.2%	36.8%	35.9%
Grant date fair value per option of options granted	$34.98	$31.29	$28.45

(c)	The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Pension Plan and Supplemental Pension Plan. The pension values fluctuate due to changes in the discount rate, discount period, and the value of the accrued annual pension benefit for each NEO. If the discount rate and discount period assumptions had not changed, the present value of the accrued annual pension benefit would have been $7,020,430 for Mr. Koraleski, $1,186,224 for Mr. Knight, $553,064 for Mr. Young, $556,691 for Mr. Fritz and $657,156 for Ms. Duren.

(d)	The following table provides a summary of the All Other Compensation column that includes all perquisites.

Summary of All Other Compensation

Name and Principal Position	Year	Perquisites			Tax Payments (ii)	Company- Matched Thrift Plan Contributions	Total All Other Compensation
		Use of Corporate Aircraft (i)	Tax and Financial Counseling Services	Excess Liability Premium

John J. Koraleski	2013	$138,347	$29,729	$925	$21,893	$28,000	$218,894
President & CEO	2012	99,044	21,508	925	0	17,412	138,889
	2011	0	21,493	925	0	14,450	36,868

Robert M. Knight, Jr.	2013	681	56,995	925	73,674	15,135	147,410
EVP Finance & CFO	2012	2,559	57,441	925	0	14,690	75,615
	2011	0	14,645	925	0	14,270	29,840

James R. Young	2013	75,557	33,785	925	0	20,750	131,017
Chairman	2012	58,943	46,414	925	0	34,500	140,782
	2011	38,641	48,228	925	0	34,500	122,294

Lance M. Fritz	2013	0	14,043	925	0	13,785	28,753
President & COO	2012	0	8,100	925	0	12,405	21,430
	2011	1,111	16,945	925	0	11,375	30,356

Diane K. Duren	2013	10,799	9,600	925	0	12,300	33,624
EVP & Corporate Secretary	2012	0	3,510	525	0	9,773	13,808
	2011	0	1,650	525	0	8,775	10,950

(i)	The aggregate incremental cost for Use of Corporate Aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.

(ii)	In 2013, the Company began paying certain nonresident state income taxes on behalf of employees because of their travel on Company business. The reimbursement covers the incremental cost of these nonresident taxes and the employees do not claim any tax benefits for the reimbursement in their resident states. The amounts shown in the table reflect additional federal and state taxes paid for the applicable executive. The Company does not consider this a perquisite and does not gross-up or pay any state income taxes that the employees incur in their normal work locations.

(e)	For comparison purposes, refer to the 2013 Total Direct Compensation Versus Peer Group Table on page , which provides a summary of the total compensation approved by the Committee for 2013.

(f)	Mr. Young’s pension value decreased by $1,443,263.

(g)	On March 20, 2014, Mr. Koraleski was elected Chairman of the Board.

(h)	On January 31, 2014, Mr. Young retired as an executive officer of the Company and continued to serve as non-executive Chairman of the Board until his death on February 15, 2014.

(i)	On February 6, 2014, Mr. Fritz was elected President and Chief Operating Officer of Union Pacific Railroad Company.

Grants of Plan-Based Awards in Fiscal Year 2013

The following table sets forth additional information concerning Stock Awards and Option Awards reported in the Summary Compensation Table as part of the NEOs’ compensation for 2013.

Name and Principal Position	Grant Date	Award Type	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under Lying Options	Exercise or Base Price of Option Awards (a)	Grant Date Fair Value of Stock and Option Awards (b)
			Threshold	Target	Maximum
John J. Koraleski	2/7/2013	Performance Stock Units	10,606	21,213	42,426				$2,800,116
President & CEO	2/7/2013	Retention Stock Units				10,607			1,400,124
	2/7/2013	Stock Options					80,058	$132.00	2,800,061

Robert M. Knight, Jr.	2/7/2013	Performance Stock Units	4,015	8,031	16,062				1,060,092
EVP Finance & CFO	2/7/2013	Retention Stock Units				4,016			530,112
	2/7/2013	Stock Options					30,309	$132.00	1,060,069

James R. Young	2/7/2013	Performance Stock Units	6,061	12,123	24,246				1,600,236
Chairman	2/7/2013	Retention Stock Units				6,061			800,052
	2/7/2013	Stock Options					45,747	$132.00	1,600,020

Lance M. Fritz	2/7/2013	Performance Stock Units	3,486	6,972	13,944				920,304
President & COO	2/7/2013	Retention Stock Units				3,485			460,020
	2/7/2013	Stock Options					26,307	$132.00	920,098

Diane K. Duren	2/7/2013	Performance Stock Units	1,516	3,033	6,066				400,356
EVP & Corporate	2/7/2013	Retention Stock Units				1,516			200,112
Secretary	2/7/2013	Stock Options					11,439	$132.00	400,084

(a)	The Exercise Price is the closing price of our common stock on February 7, 2013, the date of grant.

(b)	Amounts reported reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. Performance Stock Units are valued based on target performance achieved. Refer to Footnote (b) to the Summary Compensation Table on page for the assumptions made in calculating the grant date fair value of Stock Options.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” who is subject to Section 162(m) of the Code. The Committee determines bonuses for the NEOs by evaluating a combination of corporate and individual performance, as more fully described beginning on page     of the CD&A.

On February 7, 2013, the Committee granted performance stock units, retention stock units and stock options to each of the NEOs. Performance stock units actually earned will be subject to continued employment through February 7, 2016, and the attainment of pre-established levels of annual ROIC for a three-year performance period covering fiscal years 2013 through 2015. The level of ROIC achieved each fiscal year determines the number of stock units earned. At the end of year one of the performance period, the executive may earn up to one-third of the target number of stock units granted based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted based on the average of the first two years of ROIC performance achieved. During year three of the performance period, the executive may earn up to two times the target number of stock units awarded in the grant (less any units earned in years one and two) based on the average of all three years of ROIC performance achieved. If the Company does not meet the threshold ROIC level, executives are not entitled to any payout of their performance stock units. Prior to the satisfaction of the ROIC performance criteria, the Company does not pay dividend equivalents on the performance stock units.

Performance stock units that have been earned over the three-year performance period will be paid out in Company common stock after the end of the performance period, subject to the executive’s continued employment. In addition, a participant may elect to defer the payment of the stock units earned and the associated dividend equivalents on those stock units pursuant to the Company’s Deferred Compensation Plan described on page     .

One-third of each stock option grant vests each year over a three-year period from the grant date of February 7, 2013. The maximum term of stock options is 10 years. The retention stock units vest in full on February 7, 2017. Stock option grants and retention stock unit grants are subject to continued employment. Vesting or forfeiture of these awards may occur upon termination of employment or a change-in-control.

As part of the February 2013 grants of performance stock units, retention stock units and stock options, the Committee provided for the lapse of the continued employment requirement applicable to the award if an executive attains age 62 with 10 years of service under the Company pension plan, so long as the executive remained employed until September 30 in the year of grant. This same provision was contained in the stock award agreements for non-executive employees.

Retention stock units generally vest after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. The Company delays payment of retention stock units (which are not performance based) to a NEO who is also a “covered employee” for purposes of Section 162(m) of the Code if the Company anticipates that such payment, if made, would not be deductible due to the application of Section 162(m) of the Code. The shares that are subject to this delayed distribution are reflected below in the Nonqualified Deferred Compensation at 2013 Fiscal Year-End table. The Company delays payment until the first taxable year in which the Company anticipates that the tax deduction would no longer be limited by Section 162(m) of the Code.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth additional information concerning Option Awards and Stock Awards held by the NEOs as of our most recent fiscal year-end, including awards granted during 2013 and described in the tables above.

	Option Awards				Stock Awards
					Earned Performance Stock Units and Retention Units		Performance Stock Units
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (b)	Market Value of Shares or Units of Stock Held That Have Not Vested (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That have not Vested (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That have not Vested (c)
John J. Koraleski	0	80,058	$132.00	2/7/2023	5,904	$991,872	46,399	$7,795,032
President & CEO	10,121	20,242	114.73	2/2/2022
	20,624	10,312	93.60	2/3/2021
Robert M. Knight, Jr.	0	30,309	132.00	2/7/2023	48,862	8,208,816	25,009	4,201,512
EVP Finance & CFO	10,653	21,306	114.73	2/2/2022
	22,030	11,015	93.60	2/3/2021
James R. Young	0	45,747	132.00	2/7/2023	155,148	26,064,864	62,045	10,423,560
Chairman	38,351	76,702	114.73	2/2/2022
	74,994	37,497	93.60	2/3/2021
	153,312	0	60.98	2/7/2020
	330,873	0	47.28	2/5/2019
	281,040	0	62.38	1/31/2018
Lance M. Fritz	0	26,307	132.00	2/7/2023	26,800	4,502,400	21,616	3,631,488
President & COO	9,162	18,324	114.73	2/2/2022
	9,376	4,688	93.60	2/3/2021
Diane K. Duren	0	11,439	132.00	2/7/2023	11,470	1,926,960	7,615	1,279,320
EVP & Corporate Secretary	2,344	4,688	114.73	2/2/2022
	4,782	2,391	93.60	2/3/2021

(a)	The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column, unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column and unearned performance units as shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Name and Principal Position	Number of Securities Underlying Unexercised and Unvested Options (i)	Option Vest Date	Option Expiration Date	Number of Units of Stock Held That Have Not Vested (ii)	Unearned Performance Units (iii)	Unit Vest Date
John J. Koraleski					35,355	2/7/2016
President & CEO					11,044	2/2/2015
				5,904		2/4/2014

Robert M. Knight, Jr.	10,103	2/7/2016	2/7/2023	4,016		2/7/2017
EVP Finance & CFO	10,103	2/7/2015	2/7/2023	2,677	13,385	2/7/2016
	10,103	2/7/2014	2/7/2023	4,359		2/2/2016
	10,653	2/2/2015	2/2/2022	5,812	11,624	2/2/2015
	10,653	2/2/2014	2/2/2022	5,022		2/3/2015
	11,015	2/3/2014	2/3/2021	20,088	0	2/3/2014
				6,888		2/4/2014

James R. Young	15,249	2/7/2016	2/7/2023	6,061		2/7/2017
Chairman	15,249	2/7/2015	2/7/2023	4,041	20,205	2/7/2016
	15,249	2/7/2014	2/7/2023	15,690		2/2/2016
	38,351	2/2/2015	2/2/2022	20,920	41,840	2/2/2015
	38,351	2/2/2014	2/2/2022	17,095		2/3/2015
	37,497	2/3/2014	2/3/2021	68,382	0	2/3/2014
				22,959		2/4/2014

Lance M. Fritz	8,769	2/7/2016	2/7/2023	3,485		2/7/2017
President & COO	8,769	2/7/2015	2/7/2023	2,324	11,620	2/7/2016
	8,769	2/7/2014	2/7/2023	3,748		2/2/2016
	9,162	2/2/2015	2/2/2022	4,998	9,996	2/2/2015
	9,162	2/2/2014	2/2/2022	2,137		2/3/2015
	4,688	2/3/2014	2/3/2021	8,550	0	2/3/2014
				1,558		2/4/2014

Diane K. Duren	3,813	2/7/2016	2/7/2023	1,516		2/7/2017
EVP & Corporate Secretary	3,813	2/7/2015	2/7/2023	1,011	5,055	2/7/2016
	3,813	2/7/2014	2/7/2023	959		2/2/2016
	2,344	2/2/2015	2/2/2022	1,280	2,560	2/2/2015
	2,344	2/2/2014	2/2/2022	1,090		2/3/2015
	2,391	2/3/2014	2/3/2021	4,362	0	2/3/2014
				1,252		2/4/2014

(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.

(ii)	Reflects performance stock units granted on February 3, 2011, February 2, 2012 and February 7, 2013 that have been earned, but not yet vested and paid out, and unvested retention stock units as of December 31, 2013.

(iii)	Reflects the maximum amount of performance stock units that may be earned under the grant of performance stock units February 2, 2012 and February 7, 2013. These performance stock units are subject to a three-year performance period ending December 31, 2014 and December 31, 2015.

(b)	Dividends earned in 2013 on outstanding stock awards for each of our NEOs were as follows: Mr. Koraleski, $165,319; Mr. Knight, $92,390; Mr. Young, $301,092; Mr. Fritz, $44,626; and Ms. Duren, $20,634.

(c)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $168.00 on December 31, 2013.

Option Exercises and Stock Vested in Fiscal Year 2013

The following table shows a summary of the stock options exercised by the NEOs and stock awards that vested during the year.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (a)	Number of Shares Acquired on Vesting (b)	Value Realized Upon Vesting (a)

John J. Koraleski President & CEO	13,141	$1,000,424	34,192	$4,525,401

Robert M. Knight, Jr. EVP Finance & CFO	15,332	1,173,665	38,657	5,115,384

James R. Young Chairman	268,572	28,707,661	131,494	17,402,418

Lance M. Fritz President & COO	26,646	2,353,419	8,773	1,160,930

Diane K. Duren EVP & Corporate Secretary	8,361	765,436	7,490	991,494

(a)	Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s common stock at the time of exercise and the exercise price of the options. Value Realized Upon Vesting is calculated based upon the fair market value of the Company’s common stock on the day of vesting times the number of shares vested.

(b)	The number of these stock units that have been deferred under the Company’s Deferred Compensation Plan are: for Mr. Koraleski, 10,576 shares, and for Mr. Young, 39,658 shares, and for Ms. Duren 2,468 shares. A description of the features of the Company’s Deferred Compensation Program is set forth on page .

Pension Benefits at 2013 Fiscal Year-End

The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the NEOs upon normal retirement at age 65 based on service and annual earnings (base salary and bonus, as described below) considered by the plans for the period through December 31, 2013. The present value was calculated as of December 31, 2013, based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the RP-2000 Mortality Table projected to 2022 White Collar Table, split by gender, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. For purposes of reporting the change in pension value in the Summary Compensation Table, present value factors for the year ended December 31, 2012, were based on the RP-2000 Mortality Table projected to 2018 White Collar Table, split by gender, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.

Name and Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)
John J. Koraleski	Basic Plan	41.5833	$1,520,824
President & CEO	Supplemental Plan	41.5833	16,497,832	(b)

Robert M. Knight, Jr.	Basic Plan	33.5833	1,090,217
EVP Finance & CFO	Supplemental Plan	33.5833	7,248,079

James R. Young	Basic Plan	35.6667	1,400,217
Chairman	Supplemental Plan	35.6667	27,896,511

Lance M. Fritz	Basic Plan	13.5000	317,488
President & COO	Supplemental Plan	13.5000	1,354,038

Diane K. Duren	Basic Plan	28.5833	825,355
EVP & Corporate Secretary	Supplemental Plan	28.5833	2,219,179

(a)	Present values for Messrs. Young, Koraleski and Knight are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2013, Mr. Fritz and Ms. Duren were not eligible for the surviving spouse benefit. We do not have a lump-sum payment option under our plans.

(b)	A portion of the Supplemental Plan benefit will be reduced by the present value of annuities purchased by the Company for Mr. Koraleski ($256,720) and is not included in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Pensions for our NEOs are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation (base salary and up to three annual bonus plan awards within the

36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company.

The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($255,000 for 2013) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under Section 415(b) of the Code (for 2013, the lesser of 100% of the executive’s compensation or $205,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate.

Prior to 1996, we purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. The amounts payable under these annuities reduce our obligations under the Supplemental Plan. Mr. Koraleski is the only active executive remaining for whom the Company purchased an annuity.

Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee is with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at or after age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but less than ten years of vesting service. This benefit is available as early as age 55. The benefit is reduced if payments begin before age 65. However, those reductions will be greater than those applied if the employee was eligible for early retirement. As of December 31, 2013, Messrs. Young, Koraleski and Knight were eligible for early retirement under both Plans. Mr. Fritz and Ms. Duren were eligible for vested benefits under both Plans.

Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity to receive the benefit in a different optional form. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous; or Level Income. All optional forms of benefit are actuarially equal in value to the single life annuity. The Plans do not offer a lump-sum payment as an optional form. No Named Executive Officer received any payments under either Plan during 2013.

Nonqualified Deferred Compensation at 2013 Fiscal Year-End

The Company has two non-qualified deferred compensation plans: the Supplemental Thrift Plan, which permits an executive to defer amounts from base salary; and the Deferred Compensation Plan, which permits deferral of bonuses awarded under the Executive Incentive Plan and deferral of stock unit awards made under the 2004 Stock Incentive Plan (the Stock Incentive Plan). Each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows NEO and Company allocations under these arrangements, earnings accrued on all amounts that the Named Executive Officers have deferred under the plans and the balances under each plan as of December 31, 2013. Executive incentive bonus deferrals and stock unit award deferrals under the Deferred Compensation Plan are shown separately.

Name and Principal Position	Plan Name	Executive Contributions in Last Fiscal Year (a)	Company Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year (c)	Aggregate Balance at Last Fiscal Year End (d) (e)
John J. Koraleski	Supplemental Thrift	$40,700	$20,350	$136,254	$733,850
President & CEO	Executive Incentive Deferral	0	0	40,657	192,754
	Deferral of Stock Unit Awards	1,358,370	0	6,840,439	14,940,926

Robert M. Knight, Jr.	Supplemental Thrift	14,970	7,485	70,358	318,499
EVP Finance & CFO	Executive Incentive Deferral	0	0	3,469	128,267
	Deferral of Stock Unit Awards	0	0	3,931,108	14,762,736

James R. Young	Supplemental Thrift	26,200	13,100	235,508	1,232,944
Chairman	Executive Incentive Deferral	0	0	1,202,618	5,333,528
	Deferral of Stock Unit Awards	5,097,852	0	14,187,894	54,444,178

Lance M. Fritz	Supplemental Thrift	12,270	6,135	20,852	111,951
President & COO	Executive Incentive Deferral	0	0	4,372	161,653
	Deferral of Stock Unit Awards	0	0	0	0

Diane K. Duren	Supplemental Thrift	9,300	4,650	7,055	56,712
EVP & Corporate Secretary	Executive Incentive Deferral	0	0	0	0
	Deferral of Stock Unit Awards	312,552	0	189,454	782,804

(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table.

(b)	Company Contributions in the Last Fiscal Year were reported as All Other Compensation in the Summary Compensation Table for 2013.

(c)	Aggregate Earnings on deferred stock unit awards represent appreciation in the value of Company common stock and dividend equivalents, which are deemed to be reinvested in Company common stock.

(d)	Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2012 and 2011, but deferred under the Supplemental Thrift Plan are, for Mr. Koraleski, $19,824 and $14,200; Mr. Knight, $14,380 and $13,840; Mr. Young, $54,000 and $54,300; Mr. Fritz, $9,810 and $8,050 and Ms. Duren $7,575 and $4,750, respectively. Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the All Other Compensation column of the Summary Compensation Table for 2012 and 2011, representing Company contributions to the Supplemental Thrift Plan are, for Mr. Koraleski, $9,912 and $7,100; Mr. Knight, $7,190 and $6,920; Mr. Young, $27,000 and $27,150; Mr. Fritz, $4,905 and $4,025, and Ms. Duren, $2,273 and $1,425, respectively.

(e)	The Aggregate Balance at Last Fiscal Year End for deferred stock unit awards represents 88,934 shares of Company common stock for Mr. Koraleski, 87,873 shares for Mr. Knight, 324,072 shares for Mr. Young, and 4,660 shares for Ms. Duren.

Deferral Amounts

The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under Section 401(a) of the Code. The Qualified Thrift Plan permits executives to contribute, on a pre-tax or after-tax basis from 2% to 75% of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the earlier of the following: (i) the amount of base salary paid to the executive during the year equals the IRS prescribed limit ($255,000 for 2013); or (ii) the contributions to the Qualified Thrift Plan made by or on behalf of the executive (including matching contributions) equal the IRS prescribed annual addition limit under Section 415(c) of the Code ($51,000 in 2013). An executive who has elected to participate in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year in an amount that may differ from the pre-tax and/or after-tax deferrals the executive elected to make to the Qualified Thrift Plan as of the first day of the calendar year. Under the Supplemental Thrift Plan, the executive may defer from 2% to 75% of base salary. The Company credits a matching amount equal to 50 cents of each dollar an executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay.

The Deferred Compensation Plan allows for the deferral of all or a portion of a bonus awarded under the Executive Incentive Plan and for the deferral of payment of stock units, both retention and performance based, awarded under the Stock Incentive Plan. An executive must elect by June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year. For retention stock units, an executive must elect prior to the beginning of the calendar year for which a retention stock unit award is made to him or her whether to defer such award when it vests. For performance stock units, an executive must elect by June 30th of the first year of the three year performance period whether to defer the payment of the entire award of performance stock units earned.

Rate of Return Provisions

Notional accounts in the Supplemental Thrift Plan and in the Deferred Compensation Plan for bonus amounts deferred are deemed to be invested in one or more of 12 mutual funds and the Vanguard Target Retirement Funds, as well as a Company common stock fund, as selected by the participating executive. The Vanguard Group administers all notional accounts. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds. Additionally, notional accounts in the Deferred Compensation Plan for bonus amounts deferred can be invested in the Company’s Fixed Rate Fund that bears interest equal to 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year.

The value of each stock unit deferred is equivalent to that of one share of Company common stock. These amounts are tracked through notional accounts maintained by the Company. Notional accounts in the Deferred Compensation Plan for stock units deferred are invested in notional shares of the Company’s common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares.

Payment Elections, Withdrawals and Distributions

The Company adopted amended and restated plans effective as of January 1, 2009, in order to satisfy the requirements of Section 409A of the Code. Non-qualified deferred compensation amounts not subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account as of December 31, 2004, and earnings thereon), are available for distribution or withdrawal in accordance with the terms of the Grandfathered Component of the Supplemental Thrift Plan or the Grandfathered Component of the Deferred Compensation Plan, as applicable. Non-qualified deferred compensation amounts subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account on and after January 1, 2005, and earnings thereon), are available for distribution in accordance with the terms of the Non-Grandfathered Component of the Supplemental Thrift Plan or Non-Grandfathered Component of the Deferred Compensation Plan, as applicable.

409A Non-Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

NEOs made payment elections with respect to their then-existing notional account balances under the Non-Grandfathered Component of both the Supplemental Thrift Plan and the Deferred Compensation Plan prior to the end of 2008. A payment election made under the Non-Grandfathered Component of the Supplemental Thrift Plan also will apply with respect to compensation an executive elects to defer in the future under the Non-Grandfathered Component of the Supplemental Thrift Plan. Executives may make a separate payment election with respect to each bonus, retention stock unit or performance stock unit award deferred under the Non-Grandfathered Component of the Deferred Compensation Plan at the same time the deferral election is made. Generally, the same payment option must be elected for all awards deferred to separation from service under the Non-Grandfathered Deferred Compensation Plan.

The Non-Grandfathered Component of both the Supplemental Thrift Plan and Deferred Compensation Plan provide the following payment options: (i) a single lump-sum distribution at separation from service or in January of the next year following separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single lump-sum distribution at a specified future date not to exceed 15 years from the executive’s separation from service. The Non-Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. In no case, however, will an amount payable on account of a NEO’s separation from service be paid before the date that is six months after such executive’s separation from service.

Under both plans, an executive who does not make a timely election will receive the Non-Grandfathered Component of his or her notional account at the time of his or her separation from service in a single lump-sum payment, subject to the six-month delay as described in the last sentence of the immediately preceding paragraph. In the event an executive dies before receiving payment of his or her entire notional account balance, the unpaid balance is paid in a single lump-sum to the executive’s beneficiary.

Generally, no withdrawals are permitted from the notional accounts maintained in connection with the Non-Grandfathered Components of either the Supplemental Thrift Plan or the Deferred Compensation Plan prior to the executive’s separation from service.

Under the terms applicable to the Non-Grandfathered Components of the Deferred Compensation Plan and the Supplemental Thrift Plan, an executive may modify his or her payment election if such modification election is made prior to the executive’s separation from service and at least 12 months prior to the date payments would have commenced in accordance with the prior election. In addition, the modification must have the effect of postponing the payment commencement date by at least five years.

409A Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

An executive can take a withdrawal in cash from the Grandfathered Component of his or her notional account under the Supplemental Thrift Plan or the Deferred Compensation Plan prior to separation from service, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive.

Following an executive’s separation from service, the general rule is that an executive’s notional account under the Grandfathered Component of either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least six months prior to his or her separation from service and in the calendar year preceding such separation from service that such component be paid: (i) in a single sum cash payment at separation from service or in January of the year next following his or her separation from service, (ii) in annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) in a single sum cash payment at a specified future date not to exceed 15 years from the executive’s separation from service. The Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. This election may be changed at least six months prior to the fixed payment date and in the calendar year preceding such date. With respect to the Grandfathered Component of the Supplemental Thrift Plan, an executive’s payment election applies to the executive’s entire notional account balance. With respect to the Grandfathered Component of the Deferred Compensation Plan, an executive may make a separate payment election for each bonus award under the Executive Incentive Plan or stock unit award under the Stock Incentive Plan; provided that the executive must elect the same payment option for all such awards deferred to separation from service.

Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability

The information below describes certain compensation that would have become payable by the Company under existing plans assuming a separation from service or change-in-control and separation from service occurred on December 31, 2013 (based upon the Company’s closing stock price on December 31, 2013 of $168.00), given the NEOs’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual separation from service or a change-in-control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, the executive’s age and prevailing tax rates.

Separation from Service

In the event of the separation from service of any of the NEOs on December 31, 2013, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans in the payment forms set forth in the Pension Benefits at 2013 Fiscal Year-End Table on page     . Under both Plans, the executive must be at least age 55 and have 5 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately. Assuming a termination date of December 31, 2013, Messrs. Koraleski, Knight and Young were eligible to begin benefits immediately at January 1, 2014. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Koraleski was $102,552.32, for Mr. Knight was $43,492.68 and for

Mr. Young was $176,564.74. Assuming a termination date of December 31, 2013, Mr. Fritz would be eligible to begin his benefit on February 1, 2018 and Ms. Duren would be eligible to begin her benefit June 1, 2014. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Fritz would be $7,488.44 and for Ms. Duren would be $9,662.89.

Each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2013 Fiscal Year-End Table on page     . Notional returns continue to be credited and debited under these plans through the actual payment date, so amounts may differ at the time of an actual separation from service or change-in-control.

For any unvested equity awards, the Compensation and Benefits Committee may, but is not required to, waive the related restriction period and/or employment requirements. As described in the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table on page    , the 2013 equity awards provided for satisfaction of the continued employment requirement if an executive attains age 62 with 10 years of service under the Company’s pension plan and remains employed until September 30th in the year of grant.

Change-in-Control

The Continuity Plan provides severance benefits to the NEOs in the event (i) a change-in-control occurs and (ii) the NEO incurs a severance within the two-year period following such change-in-control. Severance means a separation from service (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder): (i) by the Company other than for cause or pursuant to mandatory retirement policies in existence prior to the change-in-control, or (ii) by the NEO for good reason.

Under the Continuity Plan, a change-in-control means any of the following:

•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;

•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);

•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or

•	a liquidation, dissolution or sale of all or substantially all of our assets.

The Continuity Plan defines a severance “for cause” if it is for any of the following reasons: (i) the NEO has willfully and continually failed to substantially perform his duties, or (ii) the NEO has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise.

A severance of the NEO is for “good reason” if it is for any of the following reasons: (i) the assignment to the NEO of duties that are materially inconsistent with the NEO’s duties immediately prior to the change-in-control or any material diminution in the nature or scope of the NEO’s responsibilities from those in effect immediately prior to the change-in-control; (ii) a reduction in the NEO’s base salary or annual bonus opportunity in effect immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; (iii) a material reduction in the NEO’s pension, thrift, medical or long term disability benefits provided to the NEO immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; or (iv) the failure by any successor, to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform under the Continuity Plan.

In the event of a qualifying severance following a change-in-control, each of the NEOs receives a lump-sum severance payment equal to the sum of (i) his annual base salary in effect at the time of his severance and (ii) the average annual bonus earned under the Executive Incentive Plan in the most recent three calendar years; multiplied by 3 for Messrs. Koraleski and Young and by 2 for Messrs. Knight and Fritz and Ms. Duren. The Continuity Plan also provides for automatic vesting in the Company’s Supplemental Pension Plan and the receipt of an additional three years of age and service credit, not to exceed age 65 and 40 years of service. The age and service credit is solely for purposes of determining the amount of any benefit from the Company’s Supplemental Pension Plan.

The Continuity Plan provides in the event of a qualifying severance following a change-in-control that all restrictions on outstanding retention stock units awarded to each NEO lapse and all unvested stock options granted to each NEO vest and become exercisable for a period of three years (or five years if the NEO is retirement eligible) from the NEO’s separation from service. In no event will the period exceed the remaining term of the option. For outstanding performance stock units, the NEO shall be entitled to receive shares equal to the number of performance stock units at the greater of (i) the target level of ROIC performance or (ii) the level of ROIC performance actually achieved through the end of each year prior to the date of the change-in-control and through the end of the most recent fiscal quarter ending prior to the date of the change-in-control.

Other benefits under the Continuity Plan include the continuation of health insurance and dental insurance for three years following a NEO’s severance (or, if sooner, until the NEO attains the age of 52, at which time the NEO is eligible to receive benefits under the Company’s retiree medical benefit plans); provided, however, that (i) the NEO will pay the fair market value of such coverage (active or retiree, as applicable) as determined under Section 61 of the Code and the regulations promulgated thereunder, and (ii) benefit amounts received by the NEO shall be reduced by any benefits received by the NEO from a subsequent employer.

At its February 2014 meeting, the Committee recommended, and the Board approved, the amendment of the Continuity Plan to remove the excise tax gross-up. As a result, none of the NEOs are currently eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.

The table below sets forth the estimated value of the severance payments, welfare benefits, equity awards and additional pension benefits for each NEO, assuming a change-in-control had occurred as of December 31, 2013, and the NEO’s employment had immediately terminated without cause or for good reason as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name and Principal Position	Cash Severance Payment (a)	Supplemental Pension Plan Enhancement (b)	Accelerated Vesting of Stock Options (c)	Accelerated Vesting of Retention Stock and Performance Stock Units (d)	Other (e)	Excise Tax Gross Up Payment (f)	Pre-Tax Total
John J. Koraleski President & CEO	$8,365,000	$1,253,512	$0	$3,831,576	$19,056	$0	$13,469,144

Robert M. Knight, Jr. EVP Finance & CFO	3,474,000	3,604,970	3,045,611	9,596,496	19,056	0	19,740,133

James R. Young Chairman	11,500,000	6,284,935	0	6,972,168	19,056	0	24,776,159

Lance M. Fritz President & COO	2,448,667	1,154,623	2,271,959	5,703,096	39,168	0	11,617,513

Diane K. Duren EVP & Corporate Secretary	1,797,333	3,221,765	839,424	2,374,176	19,056	0	7,818,858	(g)

(a)	This amount is based on 2013 salary and three-year average bonus multiplied by the Continuity Plan severance multiple.

(b)	This amount represents the present value of an additional three years of service credit (up to a maximum of 40 years), three years of Supplemental Plan age (up to a maximum of 65 years), and reductions for early retirement.

(c)	This amount is based upon the difference between the exercise price of the options and the Company’s closing stock price on December 31, 2013, of $168.00.

(d)	This amount is based on the Company’s closing stock price on December 31, 2013, of $168.00 and assumed a payout of performance stock units at target levels for performance cycles ending 12/31/14 and 12/31/15; assumes 200% of target earned for performance cycle ending 12/31/13.

(e)	For a termination as of December 31, 2013, this amount includes the cost of medical premiums paid by the Company for three years and assumes no benefit reduction from a subsequent employer.

(f)	The calculation of the gross-up payment values for each of the benefits based on IRS regulations, assumes that each of the benefits is deemed to be made in connection with a change-in-control for purposes of these IRS regulations, and is based upon an excise tax rate of 20%, a combined individual federal and state income tax rate and employment tax rate of 47.9%, and each Named Executive Officer’s base amount.

(g)	The amount of accelerated vesting of equity was reduced by $432,896 in order to avoid the characterization of the total severance benefit as an excess parachute payment under Section 280G of the Code.

Death or Disability

In the event the NEO ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the NEO shall be entitled to receive shares of stock equal to the number of outstanding performance stock units earned through the end of the fiscal year ending prior to the date of his death or disability. All unvested retention stock units and stock options shall vest immediately. The NEO or his designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.

Set forth below is the estimated value of the accelerated vesting of performance stock units, retention stock units and stock options for each NEO, as of December 31, 2013.

Name	Accelerated Vesting of Performance Stock Units (a)	Accelerated Vesting of Retention Stock Units (b)	Accelerated Vesting of Stock Options (c)
John J. Koraleski	$5,274,696	$4,259,304	$4,727,592

Robert M. Knight, Jr.	4,800,936	3,407,880	3,045,611

James R. Young	15,681,624	10,383,240	8,522,584

Lance M. Fritz	2,666,496	1,835,904	2,271,959

Diane K. Duren	1,117,704	809,256	839,424

(a)	Amounts are calculated based on the Company’s closing stock price on December 31, 2013, of $168.00 multiplied by the performance stock units earned through the end of the 2013 performance year.

(b)	Amounts are calculated based on the Company’s closing stock price on December 31, 2013, of $168.00 multiplied by retention stock units that are unvested on December 31, 2013.

(c)	Amounts are calculated based on the number of unvested option shares multiplied by the difference in the Company’s closing stock price on December 31, 2013, of $168.00 and the exercise price on the grant date.

Retirement Benefits Provided to Mr. Young

Mr. Young retired as an executive officer of the Company, effective January 31, 2014. In connection with Mr. Young’s retirement and in consideration for his services to the Company, in January 2014 the Committee waived the continuous employment and service provisions with respect to outstanding performance units, retention stock units and stock options. The value of such outstanding performance units, retention stock units and stock options using the closing stock price of $174.24 on January 31, 2014, was $27,074,805 (assuming they vest at maximum based on actual performance through the end of their respective performance periods), $10,768,903 and $9,520,647 respectively. The actual payout on his performance units, if any, depends on the actual performance criteria achieved at the end of the performance period. Mr. Young served as non-executive Chairman from the date of his retirement until his death on February 15, 2014.

Other Matters

Shareholder Proposals

Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2015 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company so that it is received no later than the close of business on [            ], 2014, and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who instead wishes to bring a proposal directly before the Company’s next Annual Meeting of Shareholders (other than certain proposals submitted only pursuant to SEC Rule 14a-8) must provide written notice of the proposal to the Secretary of the Company no earlier than the close of business on [            ], 2015, and no later than [            ], 2015, and must otherwise provide the information and comply with the procedures set forth in the Company’s By-Laws, a copy of which is available on the Company’s website at www.up.com/investors/governance. Shareholders may obtain a printed copy of the Company’s By-Laws by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal fails to comply with the forgoing notice provision and does not also satisfy the requirements of SEC Rule14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during 2013.

Delivery of Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit a request to the Secretary of the Company by telephone at 402-544-5000 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Availability of Annual Report on Form 10-K

If you would like an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2013, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Corporate Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.

Other Business

The Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.

Diane K. Duren

Executive Vice President and

Corporate Secretary

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2014.

Vote by Internet • Go to www.investorvote.com/UNP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals -- The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - D.B. Dillon	☐	☐	☐

	04 - J.R. Hope	☐	☐	☐	05 - J.J. Koraleski	☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

	07 - M.R. McCarthy	☐	☐	☐	08 - M.W. McConnell	☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

	10 - S.R. Rogel	☐	☐	☐	11 - J.H. Villarreal	☐	☐	☐

					For Against Abstain					For	Against	Abstain
2.	Ratification of the Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐ ☐ ☐	4. Amendment to Revised Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock from 800 Million to 1.4 Billion Shares.				☐	☐	☐
3.	An advisory vote on executive compensation (“Say on Pay”).				☐ ☐ ☐	5. Shareholder proposal regarding executives to retain significant stock if properly presented at the Annual Meeting.				☐	☐	☐

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Union Pacific Corporation	+

SOLICITED BY BOARD OF DIRECTORS

ANNUAL MEETING MAY 15, 2014

SALT LAKE CITY, UTAH

The undersigned hereby appoints JOHN J. KORALESKI, DIANE K. DUREN and JAMES J. THEISEN, JR, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 15, 2014, or any adjournment or postponement thereof, as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all the directors in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5. The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be marked on reverse side.)

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

C	Non-Voting Items
Change of Address — Please print new address below.

¢	+

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 13, 2014.

Vote by Internet • Go to www.investorvote.com/UNP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals -- The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - D.B. Dillon	☐	☐	☐

	04 - J.R. Hope	☐	☐	☐	05 - J.J. Koraleski	☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

	07 - M.R. McCarthy	☐	☐	☐	08 - M.W. McConnell	☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

	10 - S.R. Rogel	☐	☐	☐	11 - J.H. Villarreal	☐	☐	☐

					For Against Abstain					For	Against	Abstain
2.	Ratification of the Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐ ☐ ☐	4. Amendment to Revised Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock from 800 Million to 1.4 Billion Shares.				☐	☐	☐
3.	An advisory vote on executive compensation (“Say on Pay”).				☐ ☐ ☐	5. Shareholder proposal regarding executives to retain significant stock if properly presented at the Annual Meeting.				☐	☐	☐

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CONFIDENTIAL VOTING INSTRUCTIONS — Union Pacific Corporation	+

ANNUAL MEETING MAY 15, 2014

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of UNION PACIFIC CORPORATION that were allocated to my account as of March 24, 2014, under one or more of the plans listed below at the Annual Meeting of Shareholders to be held on May 15, 2014, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all the directors in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plan in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan	Union Pacific Corporation Thrift Plan TRASOP/PAYSOP
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan
Union Pacific Fruit Express Company Agreement Employee 401(k)
Retirement Thrift Plan
Chicago and North Western Railway PS and Retirement Savings Program

(Continued and to be marked on reverse side.)

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

C	Non-Voting Items
Change of Address — Please print new address below.

¢	+